Exhibit 99.3

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

Mineola Community Mutual Holding Company Mineola, Texas Conversion Valuation Appraisal Report Valued as of February 26, 2021 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

202-467-6862

February 26, 2021

Board of Directors

Mineola Community Mutual Holding Company

215 West Broad Street

Mineola, Texas 75773

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Mineola Community Mutual Holding Company (the “Company”) as of February 26, 2021 in conjunction with the Company’s conversion (the “Conversion”) from the mutual holding company form of organization to the stock form of organization. Pursuant to the Plan of Conversion (the “Plan”), all of the outstanding common stock of Mineola Community Bank, S.S.B. (“Mineola Community Bank” or the “Bank”) will be owned by a newly formed holding company known as Texas Community Bancshares, Inc. (the “Stock Holding Company”), and all of the outstanding common stock of the Stock Holding Company will be owned by public stockholders. The Appraisal is furnished pursuant to the filing by the Company of applications with respect to the Conversion with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Texas Department of Savings and Mortgage Lending.

The shares of common stock of the Stock Holding Company are being offered for sale in a subscription offering to eligible depositors and borrowers of the Bank and to the Bank’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with preference given to residents of certain counties served by the Bank. In addition to the shares sold in the offering, the Stock Holding Company intends to contribute a total of $575,000 to a charitable foundation that it is establishing in connection with the Conversion, which contribution will consist of $75,000 in cash and 50,000 shares of common stock with an aggregate value of $500,000 based on the $10.00 per share offering price.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and valuation firm that specializes in valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Luse Gorman, PC, and the Company’s independent registered public accounting firm, BKD, LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

Feldman Financial Advisors, Inc.

Board of Directors

Mineola Community Mutual Holding Company

February 26, 2021

Page Two

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information in the Conversion applications and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of February 26, 2021, the estimated aggregate pro forma market value of the shares to be issued in the Conversion (including $500,000 in aggregate value of shares of common stock to be issued to the charitable foundation) equaled $36,500,000 at the midpoint. Based on applicable regulatory guidelines, the minimum of the valuation range is $31,100,000 and the maximum of the valuation range is $41,900,000. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to an adjusted maximum value of $48,110,000 without a resolicitation.

Based on this valuation range, the offering range (excluding $500,000 in aggregate value of shares of common stock to be issued to the charitable foundation) is as follows: $30,600,000 at the minimum (15% below the offering midpoint), $36,000,000 at the midpoint, $41,400,000 at the maximum (15% above the offering midpoint), and $47,610,000 at the adjusted maximum (15% above the offering maximum). Based on the $10.00 per share offering price as determined by the Board of Directors, the number of offering shares is as follows: 3,060,000 at the minimum, 3,600,000 at the midpoint, 4,140,000 at the maximum, and 4,761,000 at the adjusted maximum.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Feldman Financial Advisors, Inc.

Board of Directors

Mineola Community Mutual Holding Company

February 26, 2021

Page Three

The valuation range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

Feldman Financial Advisors, Inc.

TABLE OF CONTENTS

TAB			PAGE

	INTRODUCTION		1

I.	Chapter One – Business of Mineola Community MHC

	General Overview		4
	Financial Condition		11
	Income and Expense Trends		21
	Interest Rate Risk Management		27
	Asset Quality		32
	Market Area		35
	Summary Outlook		48

II.	Chapter Two – Comparisons with Publicly Traded Companies

	General Overview		50
	Selection Criteria		51
	Recent Financial Comparisons		55

III.	Chapter Three – Market Value Adjustments

	General Overview		67
	Earnings Prospects		68
	Financial Condition		69
	Market Area		69
	Management		71
	Dividend Payments		72
	Liquidity of the Issue		72
	Subscription Interest		73
	Recent Acquisition Activity		74
	Effect of Banking Regulations and Regulatory Reform		75
	Stock Market Conditions		77
	Adjustments Conclusion		84
	Valuation Approach		84
	Valuation Conclusion		88

IV.	Appendix -- Exhibits

	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Cash and Investments Composition	II-5
	II-5	Deposit Account Composition	II-6
	II-6	Borrowed Funds Composition	II-7
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for the Stock Offering	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Midpoint Value	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

i

Feldman Financial Advisors, Inc.

ii

Feldman Financial Advisors, Inc.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Mineola Community Mutual Holding Company (the “Company”) as of February 26, 2021 in conjunction with the Company’s conversion (the “Conversion”) from the mutual holding company form of organization to the stock form of organization. Pursuant to the Plan of Conversion (the “Plan”), all of the outstanding common stock of Mineola Community Bank, S.S.B. (the “Bank”) will be owned by the newly formed holding company known as Texas Community Bancshares, Inc. (the “Stock Holding Company”), and all of the outstanding common stock of the Stock Holding Company will be owned by public stockholders. The Appraisal is furnished pursuant to the filing by the Company of applications with respect to the Conversion with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Texas Department of Savings and Mortgage Lending.

The shares of common stock of the Stock Holding Company are being offered for sale in a subscription offering to eligible depositors and borrowers of the Bank and to the Bank’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with preference given to residents of certain counties served by the Bank. In addition to the shares sold in the offering, the Stock Holding Company intends to contribute a total of $575,000 to a charitable foundation that it is establishing in connection with the Conversion, which contribution will consist of $75,000 in cash and 50,000 shares of common stock with an aggregate value of $500,000 based on the $10.00 per share offering price.

Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and valuation firm that specializes in valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Luse Gorman, PC, and the Company’s independent registered public accounting firm, BKD, LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information in the Conversion applications and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Feldman Financial Advisors, Inc.

The valuation range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Feldman Financial Advisors, Inc.

I. Business of Mineola Community Mutual Holding Company

General Overview

Mineola Community Mutual Holding Company (the “Company”) is a Texas-chartered mutual holding company owned by its members. The Company wholly owns Mineola Community Financial Group, Inc. (“MCFGI”), which is a Delaware corporation and operates as a mid-tier holding company. MCFGI wholly owns Mineola Community Bank, S.S.B. (the “Bank”), which is a Texas state-chartered stock savings bank. The Company was formed in 2008 in conjunction with the creation of the current mutual holding company structure. The Bank was established originally in 1934 under the name of Mineola Federal Savings and Loan Association. The name and charter were changed in 1996 to the Bank’s current name and a state savings bank charter. The Bank conducts its business from its main office in Mineola, Texas and five branch offices located in Mineola, Edgewood, Grand Saline, Lindale, and Winnsboro, Texas. The Bank’s primary market area includes Wood County, Van Zandt County, and Smith County, along with portions of other contiguous counties in East Texas.

The Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans and commercial real estate loans and, to a lesser extent, construction and land loans, commercial business loans, and consumer loans. The Bank also invests in securities, which historically have mainly comprised residential mortgage-backed securities issued by U.S. government-sponsored enterprises and state and municipal securities. The Bank offers a variety of deposit accounts, including checking accounts, savings accounts, money market accounts, and certificates of deposit. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Dallas and utilizes FHLB advances as a supplemental source of funds.

Feldman Financial Advisors, Inc.

At December 31, 2020, the Company had total assets of $299.6 million, total deposits of $235.1 million, and total equity of $31.9 million (10.66% of assets). The Company reported net income of approximately $749,000 for the year ended December 31, 2020, which represented a decline from net income of $1.1 million for the year ended December 31, 2019. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to examination and regulation by the Texas Department of Savings and Mortgage Lending, and is also subject to examination by the FDIC. The Company is subject to regulation and supervision by the Federal Reserve Board. (In this appraisal report, references to the Company and the Bank are used interchangeably from an operational point of view. Financial data references applicable to the Company refer to the consolidated organization on a financial reporting basis.)

The Company has a history of steady growth, solid capital levels, excellent asset quality, and moderate profitability. The Company has a long track record of operating in Mineola and ranks first with a commanding deposit market share approaching 40% of total deposits in the city. Over past decades, the Company has selectively expanded its market footprint by strategically opening or acquiring branch offices in other cities. The Company opened a branch office in Grand Saline 1973 and a branch in Winnsboro in 1974. The Company then upgraded its office facilities by building new branch offices in Grand Saline in 2006 and in Winnsboro in 2008. In February 2018, the Company opened a branch office in Lindale, marking its entry into Smith County which encompasses the Tyler metropolitan area. In December 2018, the Company acquired a branch in Edgewood from MapleMark Bank.

Feldman Financial Advisors, Inc.

The Company has placed significant emphasis on being a community-oriented financial institution. The Company aims to become the primary financial institution that local residents turn to for all of their financial needs. The Company seeks to achieve these goals by (1) understanding customers’ objectives and offering products and services that exceed their expectations; (2) optimizing product lines and technology to attract new customers; (3) establishing lasting customer relationships; (4) providing adequate training for employees and directors; (5) maintaining a strong and stable financial institution; and (6) encouraging its staff to be leaders throughout the communities served by the Company.

The Company is led by a management team that is experienced and knowledgeable about serving the local communities. James Herlocker, III is Chairman of the Board, President, and Chief Executive Officer (“CEO”) of the Company and the Bank. He joined the Bank in 1978 and has served as President and CEO since 1996. Julie Sharff is Chief Financial Officer and a certified public accountant with responsibility for the finance and accounting functions. She has been with the Bank since 1997. Terri Baucum is Senior Vice President and Chief Lending Officer, and has been with the Bank since 1999. Haskell Strange is Senior Vice President and Chief Operating Officer and has been employed by the Bank since 2004. He oversees the Bank’s operations and information technology, and also assists in compliance, human resources, and marketing.

The Company believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local market area. The Company continues to stress high quality, personal customer service through an honest, straightforward, and upfront marketing approach and has developed a loyal customer base. The Company relies on its experienced and committed staff to meet the needs of customers and effectively deliver banking products and services.

Feldman Financial Advisors, Inc.

The Company’s operating goal going forward is to provide long-term value to its stockholders, customers, employees, and the communities it serves by executing a prudent business strategy that produces increasing profitability. The Company believes there is a significant opportunity for a community-focused bank to compete effectively in its primary market areas and that the increased capital it will have after the completion of the Conversion will facilitate this objective. The core elements of the Company’s business strategy are outlined in more detail below:

●	Continue to serve its primary market area as a community bank. Since its founding in 1934, Mineola Community Bank has operated as a community bank. Historically, its primary lending activity has been the origination of fixed-rate residential mortgage loans to individuals in its market area funded primarily by deposits gathered from individuals and businesses in its market area. The Company expects that this will continue to be the focus of its business for the foreseeable future. As part its customer focus, the Company generally does not sell the residential mortgage loans that it originates, but retains them in portfolio. The Company believes that it is important for customers to interact directly with the original lender when questions arise rather than with another institution. As of December 31, 2020, residential mortgage loans totaled $143.5 million, compared to $127.3 million as of December 31, 2019. The Company has also originated residential mortgage loans secured by owner-occupied properties in the northern and eastern sections of the Dallas Metroplex. As of December 31, 2020, these loans amounted to $54.3 million.

●	Grow and diversify the loan portfolio prudently. There has been an influx of retirees and others from the Dallas metropolitan area into the Company’s market area. The Company’s more rural market area offers a lower-cost of living and many recreational amenities, while being within easy reach of the cities of Dallas and Tyler and the urban amenities they offer. The Company believe this movement away from major cities like Dallas has been accelerated by the work-from-home trend that has been accelerated by the coronavirus pandemic. In 2018, the Company opened the Lindale branch office and acquired the Edgewood branch office from another bank. These offices are located in growth areas of the Company’s market area because of their closer proximity to Tyler and Dallas, respectively. The influx of population into the Company’s market area has provided opportunities for residential mortgage lending, construction and land lending, and commercial real estate lending. Although the Company plans to continue its historical focus on the origination of residential mortgage loans, it intends to prudently increase its commercial real estate lending and construction and land lending so as to continue to diversify its loan portfolio. At December 31, 2020, commercial real estate loans amounted to $29.4 million or 13.7% of total loans, and construction and land loans amounted to $22.8 million or 10.6% of total loans.

Feldman Financial Advisors, Inc.

●	Continue to increase core deposits. The Company considers its core deposits to include checking accounts (non-interest bearing and interest-bearing), savings accounts, and money market deposit accounts. The Company will continue its efforts to increase core deposits to provide a stable source of funds to support loan growth at costs consistent with improving its net interest rate spread and net interest margin. The Company’s core deposits totaled $159.4 million or 67.8% of total deposits as of December 31, 2020, compared to $129.9 million or 63.6% of total deposits as of December 31, 2019.

●	Continue to manage credit risk to maintain a low level of non-performing assets. Historically, the Company has been able to maintain a high level of asset quality. The Company believes strong asset quality remains a key to its long-term financial success. The Company’s ratio of non-performing assets to total assets ratio was 0.65% and 0.36% at December 31, 2019 and 2020, respectively. The Company’s strategy for credit risk management continues to focus on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria, and active credit monitoring. Furthermore, given the uncertainty surrounding the length and severity of the coronavirus pandemic, management has established and will continue to use enhanced underwriting criteria for all loan types, with a particular focus on portfolio segments identified as having elevated risk.

●	Grow organically and through opportunistic acquisitions or branching. The Company’s primary emphasis is to grow its balance sheet organically. The capital raised in the offering will enable the Company to increase its lending and investment capacity. In addition to organic growth, the Company may also consider expansion opportunities in its market area or in contiguous markets that it believes would enhance both its franchise value and stockholder returns. These opportunities may include acquiring other financial institutions, establishing loan production offices, establishing new branch offices, or acquiring branch offices. The capital raised in the offering would help the Company fund any such opportunities that may arise. The Company has no current plans or specific intentions regarding any such expansion activities.

Feldman Financial Advisors, Inc.

While its equity level is solid at 10.66% of total assets as of December 31, 2020, the Company believes it must raise additional capital in order to facilitate its growth objectives and loan generation activity, and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. Over the past four years, the Company’s total equity increased from $28.2 million at year-end 2016 to $31.9 million at year-end 2020. However, the ratio of total equity to assets declined from 14.00% at year-end 2016 to 10.66% at year-end 2020 as the Company’s asset growth outpaced its capital formation, which in the Company’s current mutual form of ownership is reliant solely upon earnings generation. The Company’s equity capital expanded by 2.3% compounded annually over this four-year period, while its total assets increased by 10.3% compounded annually. As a stock organization upon completion of the Conversion, the Company will be organized in the ownership form used by commercial banks, most major businesses, and a large number of thrift institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Company also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Company will have an increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Company expects to benefit from its employees and directors having stock ownership in its business, since this factor is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees, management, and directors. In summary, the Company’s primary reasons for implementing the Conversion and undertaking the stock offering are as follows:

●	Increase the capital base to support future growth and profitability, although the Bank currently has capital in excess of all applicable regulatory requirements in order to be categorized as well capitalized.

●	Compete more effectively in the financial services marketplace.

●

Offer employees, management, and directors an equity ownership interest in Texas Community Bancshares, and thereby an economic interest in the potential future success of the Bank and Texas Community Bancshares.

●	Attract and retain qualified personnel by establishing stock-based benefit plans.

●	Increase the Company’s flexibility to structure and finance the expansion of its operations, including potential acquisitions of other financial institutions or establishing new branches as opportunities arise.

Feldman Financial Advisors, Inc.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent strategic initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Company’s audited balance sheets as of December 31, 2018 to 2020. Exhibit II-2 presents the Company’s audited income statements for the years ended December 31, 2018 to 2020.

Feldman Financial Advisors, Inc.

Financial Condition

Table 1 presents selected data concerning the Company’s financial position as of December 31, 2018 to 2020. Table 2 displays relative balance sheet concentrations for the Company as of similar year-end dates.

Table 1

Selected Financial Condition Data

As of December 31, 2018 to 2020

(Dollars in Thousands)

	December 31,
	2020	2019	2018
Total assets	$299,638	$267,559	$251,822
Cash and cash equivalents (1)	22,088	24,590	24,504
Investment securities	47,294	49,894	53,433
Federal Home Loan Bank stock	2,024	1,994	1,944
Total loans, net (2)	213,271	177,252	158,629
Premises and equipment, net	6,383	6,084	6,303
Bank-owned life insurance	5,908	5,787	4,688
Total deposits	235,140	204,224	197,661
Federal Home Loan Bank advances	30,768	31,142	23,539
Total equity	31,939	31,054	29,763

(1) Includes federal funds sold and interest-bearing deposits in banks
(2) Includes direct financing leases.

Source: Mineola Community Mutual Holding Company, audited financial statements.

Asset Composition

The Company’s total assets amounted to $299.6 million at December 31, 2020, reflecting a 12.0% or $32.0 million increase from total assets of $267.6 million at December 31, 2019. In the prior year, the Company’s total assets increased by 6.2% or $15.8 million from $251.8 million at year-end 2018. The recent increase in total assets was primarily attributable to the expansion of the loan portfolio and funded chiefly by increases in total deposits. Net total loans increased by 20.3% or $36.0 million from $177.3 million at year-end 2019 to $213.3 million at year-end 2020.

Feldman Financial Advisors, Inc.

Table 2

Relative Balance Sheet Concentrations

As of December 31, 2018 to 2020

(Percent of Total Assets)

	December 31,
	2020	2019	2018
Cash and cash equivalents (1)	7.37%	9.19%	9.73%
Investment securities	15.78	18.65	21.22
Federal Home Loan Bank stock	0.68	0.75	0.77
Total loans, net (2)	71.18	66.25	62.99
Premises and equipment, net	2.13	2.27	2.50
Bank-owned life insurance	1.97	2.16	1.86
Other assets	0.89	0.73	0.92
Total assets	100.00%	100.00%	100.00%

Total deposits	78.47%	76.33%	78.49%
Federal Home Loan Bank advances	10.27	11.64	9.35
Other liabilities	0.60	0.43	0.34
Total liabilities	89.34	88.39	88.18
Total equity	10.66	11.61	11.82
Total liabilities and equity	100.00%	100.00%	100.00%

(1) Includes federal funds sold and interest-bearing deposits in banks
(2) Includes direct financing leases.

Source: Mineola Community Mutual Holding Company, audited financial statements.

As a result of the loan growth over the past two years, the Company’s ratio of net total loans to total assets increased from 63.0% at December 31, 2018 to 71.2% at December 31, 2020 and the aggregate balance of cash and investments to total assets declined from 31.7% at December 31, 2018 to 23.8% at December 31, 2020. The Company’s ratio of net total loans to total deposits increased from 80.3% at December 31, 2018 to 90.7% at December 31, 2020.

Lending is the principal business activity of the Company, and its loan portfolio constitutes the largest portion of its assets and is the predominant source of its income. The largest segment of the Company’s loan portfolio comprises real estate mortgage loans, consisting primarily of residential mortgage loans, commercial real estate mortgage loans, and construction and land loans. The Company’s collateralized real estate loans are overwhelmingly secured by properties located in the Company’s primary lending markets and other nearby areas.

Feldman Financial Advisors, Inc.

As presented in Exhibit II-3, the Company’s current loan portfolio is composed mainly of real estate loans. At December 31, 2020, real estate loans comprised $201.7 million or 93.9% of the gross loan portfolio and consisted of residential loans (including one- to four-family mortgages and home equity lines of credit) and non-residential real estate loans (including commercial and multi-family real estate loans, farmland loans, and construction and land loans). Non-real estate loans chiefly comprised commercial business loans and consumer loans.

Along with residential lending, the Company intends to continue to emphasize commercial real estate and construction and land lending in an effort to diversify its overall loan portfolio, increase the overall yield earned on loans, and assist in managing interest rate risk. Currently, the Company holds all loans that it originates in portfolio. However, the Company has the option to sell selected, conforming 15-year and 30-year fixed-rate one- to four-family residential mortgage loans into the secondary market on a servicing-retained basis, which would provide a potential source of revenue from loan servicing income and gains on the sale of loans.

During the year ended December 31, 2020, loan originations totaled $123.3 million, including $93.1 million of one- to four-family residential mortgage loans, of which $32.6 million were refinancings. Construction loan originations totaled $23.5 million in 2020. At December 31, 2020, $6.7 million of originated construction loans remained unfunded. Additionally, $10.0 million of commercial real estate mortgage loans, $6.0 million of commercial business loans, and $4.1 million of consumer and other loans were originated in 2020. Approximately 106 Paycheck Protection Program (“PPP”) loans totaling $5.6 million were originated during 2020.

Feldman Financial Advisors, Inc.

In March 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) to provide economic relief for the country, including the PPP under the Small Business Administration (“SBA”) to fund short-term loans for small businesses. As of December 31, 2020, the Company had 68 PPP loans outstanding with a remaining balance totaling $4.1 million. PPP loans originated by the Company in 2020 generally have maturity terms of two years or five years and earn interest at 1.0% plus fees. PPP loans are expected to primarily be repaid via forgiveness provisions (under the CARES Act) from the SBA. These loans are fully guaranteed as to principal and interest by the SBA. The Company is not participating in current round of PPP loan originations.

At December 31, 2020, the Company had $143.5 million in one- to four-family residential mortgage loans, which represented 66.8% of its total loan portfolio. Residential mortgage loans increased by 12.3% or $15.8 from $127.7 million at December 31, 2019. The significant majority of the one- to four-family residential real estate loans are secured by properties located in the Company’s primary lending market areas. The Company has also originated residential mortgage loans secured by owner-occupied properties located in the northern and eastern sections of the Dallas Metroplex. The Company began originating these loans in 2014 and continues to do so primarily through referrals. These loans are generally jumbo loans with low loan-to-value ratios, generally in the range of 60% to 75%, and amounted to $54.3 million, of which $35.5 million were jumbo loans and $18.8 million were conventional loans.

The Company’s one- to four-family residential real estate loans are generally underwritten to Fannie Mae guidelines. Substantially all of the Company’s residential mortgage loans are fixed-rate loans. Residential mortgage loans are generally originated with six-year or 10-year balloon terms based on 15-, 20- or 30-year amortization schedules. The Company generally limits the loan-to-value ratios of its one- to four-family residential mortgage loans to 80% (or 90% with private mortgage insurance) of the purchase price or appraised value, whichever is lower.

Feldman Financial Advisors, Inc.

The Company does not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). The Company also does not offer loans that provide for negative amortization of principal or other types of loans with subprime characteristics.

At December 31, 2020, the Company had $29.4 million in commercial real estate loans, which represented 13.7% of its total loan portfolio. The Company’s commercial real estate loans are secured primarily by owner-occupied properties. Substantially all of the Company’s commercial real estate loans are fixed-rate balloon loans with a two-year initial term and with a 10- to 15-year amortization period. The maximum loan-to-value ratio of the Company’s commercial real estate loans is generally 80%. At year-end 2020, the Company had 10 loans secured by churches totaling $3.9 million, three loans secured by gas station/convenience store properties totaling $1.6 million, seven loans secured by restaurant/fast food restaurant properties totaling $1.6 million, and one loan secured by a hotel property totaling $1.2 million. As of year-end 2020, all of these loans were performing according to their original terms. At December 31, 2020, the Company’s largest commercial real estate loan relationship consisted of 10 loans totaling $8.6 million, which are secured by self-storage facilities. As of December 31, 2020, all of these loans were performing according to their original terms.

At December 31, 2020, the Company had $22.8 million in construction and land loans, which represented 10.6% of its overall loan portfolio. The Company makes construction loans, primarily to individuals for the construction of their primary residences and to contractors and builders of single-family homes. The Company also makes a limited amount of land loans to complement its construction lending activities, as such loans are generally secured by lots that will be used for residential development. At December 31, 2020, the Company’s construction loans amounted to $16.8 million and land loans totaled $6.0 million. At December 31, 2020, $7.6 million of the single-family construction loans were to individuals and $9.2 million were to builders.

Feldman Financial Advisors, Inc.

The Company’s construction loans generally are fixed-rate interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or may be paid in full. Construction loans generally can be made with a maximum loan-to-value ratio of 75% of the estimated appraised market value upon completion of the project. At December 31, 2020, the Company’s largest construction loan was for $1.9 million, all of which was outstanding. This loan was performing according to its original terms at December 31, 2020.

At December 31, 2020, the Company had $4.6 million in commercial business loans, which represented 2.1% of its total loan portfolio. This amount excludes loans originated under the PPP. PPP loans totaled $4.1 million or 1.9% of total loans at December 31, 2020. The Company makes commercial loans primarily to small businesses in its market area. These loans are generally secured by business assets, such as equipment and accounts receivable. Commercial loans are made with fixed rates of interest and for terms generally up to 60 months. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan.

At December 31, 2020, the Company’s consumer loans amounted to $4.1 million, representing 1.9% of total loans. The Company’s consumer loan portfolio generally consists of loans secured predominantly by used automobiles, recreational vehicles, all-terrain vehicles, and boats, as well as share loans secured by a deposit account at the Company.

Feldman Financial Advisors, Inc.

Exhibit II-4 presents a summary of the Company’s portfolio of cash, liquidity, and investments as of December 31, 2018 to 2020. The Company’s primary investment objectives include the following: (1) provide and maintain liquidity to meet deposit withdrawal and loan funding needs; (2) help mitigate interest rate and market risk; (3) diversify the Company’s assets; (4) provide collateral for pledging requirements, and (5) generate a reasonable rate of return on funds within the context of the Company’s interest rate and credit risk objectives. The Company’s investment policy is reviewed annually by the Board of Directors. All investment decisions are made by the Company’s Asset/Liability Committee (“ALCO”) according to Board-approved policies. An investment schedule detailing the investment portfolio is reviewed at least monthly by the Board of Directors.

At year-end 2020, the Company’s cash and investments amounted to $71.4 million or 23.8% of total assets. Cash and cash equivalents, including federal funds sold and certificates of deposit in other banks, amounted to $22.1 million or 30.9% of the Company’s total cash and investments as of year-end 2020. The Company’s available-for-sale securities totaled $13.0 million and held-to-maturity securities amounted to $34.3 million at year-end 2020. The aggregate investment securities portfolio of $47.3 million included $40.5 million in residential mortgage-backed securities issued by U.S. Government-sponsored enterprises. The investment portfolio also included $6.8 million in state and municipal securities that primarily comprised obligations of various Texas independent school districts and are backed by the Texas Permanent School Fund. The Company also owned $2.0 million of stock in the FHLB of Dallas as of year-end 2020.

Liability Composition

Deposits are the Company’s primary external source of funds for lending and other investment purposes. The Company has also utilized borrowings to supplement deposits as a funding source. Exhibit II-5 presents a summary of the Company’s deposit composition as of December 31, 2019 and 2020. Total deposits amounted to $235.1 million or 78.5% of total assets and 87.8% of total liabilities at December 31, 2020. Total deposits increased by 15.1% or $30.9 million from $204.2 million at December 31, 2019 to $235.1 million at December 31, 2020. Recent deposit growth has largely been concentrated in the Company’s core deposits, which increased by $29.4 million in 2020. The Company’s deposit expansion in 2020 was accelerated due to several factors, including the effect of excessive amounts of liquidity in the market provided through Government stimulus in response to the coronavirus pandemic. Furthermore, the volatility in the stock market and general economic uncertainty led consumers to deposit a larger share of their funds in safer, insured deposit accounts.

Feldman Financial Advisors, Inc.

The Company relies on personalized customer service, longstanding relationships with customers, and the favorable image of the Company in its primary market area to attract and retain deposits. Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the rates and terms of its deposit accounts, the Company considers the rates offered by competitors, liquidity needs, growth objectives, current operating strategies, and customer preferences and concerns. The Company’s deposit pricing strategy has generally been to offer competitive rates, while generally not providing the highest rates in the market.

The Company has placed a concerted emphasis on attracting core (non-certificate) deposit accounts, which tend to represent lower cost and more stable funding sources. Core deposits composed 67.8% or $159.4 million of total deposits at December 31, 2020, which reflected an increase from 46.4% of total deposits or $90.6 million at December 31, 2017. For the year ended December 31, 2020, the Company’s weighted average cost of core deposits was 0.35% (inclusive of non-interest-bearing accounts), the weighted average cost of certificate accounts was 1.74%, and the overall cost of total deposits was 0.83% (inclusive of non-interest-bearing accounts).

Feldman Financial Advisors, Inc.

As a member of the FHLB of Dallas, the Bank may obtain FHLB borrowings as a funding source. Pursuant to a blanket collateral agreement with FHLB, advances are secured by all stock and deposit accounts with FHLB, mortgage loan collateral, securities collateral, and other collateral. The Bank uses FHLB advances to provide short-term or intermediate-term funding as a supplement to its deposits. As of December 31, 2020, the Bank had $30.8 million in FHLB advances outstanding, which amounted to 10.3% of total assets. Approximately $27.1 million of the outstanding FHLB advances had scheduled maturities of five years or less as of December 31, 2020. The Bank had unused borrowing capacity of $84.0 million with the FHLB of Dallas as of December 31, 2020. In addition, the Bank had lines of credit with two other financial institutions. At December 31, 2020, there was no outstanding balance under either of these credit facilities.

Equity Capital

The Company has historically maintained solid capital levels. The Company’s total equity amounted to $31.9 million or 10.66% of total assets at December 31, 2020. The Company had a core deposit intangible asset of $661,000 as of December 31, 2020, which was related to the Edgewood branch acquisition that was completed on December 31, 2018. Excluding intangible assets, the Company’s ratio of tangible equity to tangible assets was 10.46% as of December 31, 2020. The Company’s total equity to assets ratio decreased from 14.00% at December 31, 2016 to 10.66% at December 31, 2020 as the rate of asset expansion outpaced the rate of capital formation. Over the four-year period from December 31, 2016 to December 31, 2020, the Company’s total equity increased at a compound annual growth rate of 2.3%, while its total assets increased by a compound annual growth rate of 10.3%.

Feldman Financial Advisors, Inc.

The Bank’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s equity capital amounted to $31.4 million or 10.49% of total assets at December 31, 2020. The Bank’s regulatory capital ratios of tier 1 leverage capital, common equity tier 1 risk-based capital, tier 1 risk-based capital, and total risk-based capital were 10.50%, 18.68%, 18.68%, and 19.63%, respectively, as of December 31, 2020. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively, under prompt correction action provisions.

The Bank has opted into the Community Bank Leverage Ratio (“CBLR”) framework, which simplifies the financial reporting requirements for regulatory capital compliance for qualifying institutions. As of December 31, 2020, the Bank’s CBLR (equal to the tier 1 leverage capital ratio) was 10.50%, which exceeded all regulatory capital requirements, and the Bank was considered to be well capitalized.

Feldman Financial Advisors, Inc.

Income and Expense Trends

Table 3 displays the main components of the Company’s earnings performance for the years ended December 31, 2018 to 2020. Table 4 displays the Company’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Company’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for the years ended December 31, 2018 to 2020.

General Overview

Over recent years, the Company has exhibited a trend of relatively low to moderate profitability. The Company’s net income amounted to $831,000 for the year ended December 31, 2018, increased to $1.1 million in the year ended December 31, 2019, and decreased to $749,000 for the year ended December 31, 2020. The Company reported a return on average assets (“ROA”) of 0.38%, 0.41%, and 0.26% in 2018, 2019, and 2020, respectively. The Company reported a return on average equity (“ROE”) of 2.83%, 3.48%, and 2.38% for 2018, 2019, and 2020, respectively.

Compared to its asset size peer group of federally insured savings banks with assets between $100 million and $300 million, the Company’s ROA of 0.41% in 2019 lagged the corresponding peer group average of 0.56% and its ROA of 0.26% in 2020 trailed the peer group average of 0.53%. Compared to its regulatory peer group, the Company’s earnings results in 2020 can be characterized by a moderately lower non-interest income ratio and higher level of loan loss provisions. The Company’s net interest margin has historically been lower than the peer group, but evidenced continued improvement due to steady expansion of the loan portfolio. While small savings banks experienced an overall decline in their average net interest margin between 2019 and 2020, the Company’s net interest margin improved from 3.06% in 2019 to 3.14% in 2020.

Feldman Financial Advisors, Inc.

Table 3

Income Statement Summary

For the Years Ended December 31, 2018 to 2020

(Dollars in Thousands)

	Year Ended December 31,
	2020	2019	2018
Interest income	$10,802	$10,025	$8,314
Interest expense	2,509	2,642	1,982
Net interest income	8,294	7,383	6,332
Provision for loan losses	484	160	16
Net interest income after provision	7,809	7,223	6,316

Non-interest income	1,557	1,625	1,476
Non-interest expense	8,424	7,561	6,805

Income before income taxes	942	1,287	987
Income tax expense	193	230	156
Net income	$749	$1,057	$831

Source:  Mineola Community Mutual Holding Company, audited financial statements.

Years Ended December 31, 2019 and 2020

Net income was $749,000 for the year ended December 31, 2020, compared to net income of $1.1 million for the year ended December 31, 2019, representing a decrease of $308,000 or 29.2%. The decrease in earnings was primarily due to an increase of $863,000 in non-interest expense and an increase of $324,000 in the provision for loan losses, offset partially by an increase of $911,000 in net interest income. Net interest income increased by 12.3% from $7.4 million for the year ended December 31, 2019 to $8.3 million for the year ended December 31, 2020, mainly due to an increase in the average balance of interest-earning assets from $241.3 million for the year ended December 31, 2019 to $264.4 million for the year ended December 31, 2020 and an increase in the net interest rate spread from 2.84% in 2019 to 2.95% in 2020.

Feldman Financial Advisors, Inc.

Table 4

Income Statement Ratios

For the Years Ended December 31, 2018 to 2020

(Percent of Average Assets)

	Year Ended December 31,
	2020	2019	2018
Interest income	3.80%	3.87%	3.80%
Interest expense	0.88	1.01	0.90
Net interest income	2.92	2.85	2.89
Provision for loan losses	0.17	0.06	0.01
Net interest income after provision	2.74	2.79	2.88

Non-interest income	0.55	0.63	0.67
Non-interest expense	2.96	2.92	3.11

Income before income taxes	0.33	0.49	0.45
Income tax expense	0.07	0.09	0.07
Net income	0.26	0.41	0.38

Source:	Mineola Community Mutual Holding Company, financial data;
calculations by Feldman Financial Advisors.

The improvement in the Company’s net interest rate spread largely resulted from a decrease in the weighted average cost of interest-bearing liabilities by 17 basis points from 1.31% for the year ended December 31, 2019 to 1.14% for the year ended December 31, 2020. The weighted average yield on interest-earning assets declined by a smaller margin of six basis points from 4.15% in 2019 to 4.09% in 2020.

The provision for loan losses was increased from $160,000 in 2019 to $484,000 in 2020. In relation to average assets, the loan loss provision increased from 0.06% in 2019 to 0.17% in 2020. The increased loan loss provision mainly reflected the continued growth of the overall loan portfolio and a $200,000 specific provision for one loan relationship, which had an outstanding balance of $566,000 at December 31, 2020, that migrated to the doubtful classification.

Feldman Financial Advisors, Inc.

Table 5
Yield and Cost Summary
For the Years Ended December 31, 2019 and 2020

	Year Ended December 31,
	2020	2019
Weighted Average Yields (1)
Loans (excluding PPP loans)	4.84%	1.93%
PPP loans	7.25	--
Investment securities	1.84	2.13
Federal Home Loan Bank stock	1.89	3.06
Interest-bearing deposits in banks	1.53	2.53
Federal funds sold	0.27	2.12
Total interest-earning assets	4.09	4.15

Weighted Average Costs
Interest-bearing demand deposits	0.36	0.38
Regular savings and other deposits	0.46	0.55
Money market deposits	0.80	1.49
Certificates of deposit	1.74	1.88
Total interest-bearing deposits	0.96	1.16

Federal Home Loan Bank advances	2.11	2.40
Other interest-bearing liabilities	3.31	3.88

Total interest-bearing liabilities	1.14	1.31

Net interest rate spread (2)	2.95	2.84
Net interest margin (3)	3.14	3.06

(1) Weighted average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income.

(2) Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(3) Net interest income divided by average total interest-earning assets.

Source: Mineola Community Mutual Holding Company, financial data.

The Company’s non-interest income primarily comprises service charges on deposit accounts, other service charges and fees, and appreciation on bank-owned life insurance. Overdraft charges for insufficient funds and automated-teller machine (“ATM”) interchange fees are the primary sources of the Company’s service charge revenue. Aggregate service charges and fees increased by 5.7% from $1.3 million in 2019 to $1.4 million in 2020. Income from bank-owned life insurance increased by 17.8% from $103,000 in 2019 to $121,000 in 2020. The Company’s total non-interest income decreased by $68,000 from $1.63 million in 2019 to $1.56 million in 2020. The decrease was chiefly attributable to decreases in the net gain on sale of securities from $68,000 in 2019 to zero in 2020 and the net gain on sale of foreclosed assets from $96,000 in 2019 to zero in 2020. Largely as a result of the decreased level of gains on sale of assets, the Company’s ratio of non-interest income to average assets declined from 0.63% for the year ended December 31, 2019 to 0.55% for the year ended December 31, 2019.

Feldman Financial Advisors, Inc.

Non-interest expense increased by $863,000 or 11.4% to $8.4 million for the year ended December 31, 2020 from $7.6 million for the year ended December 31, 2019. The increase was due primarily to increases in salaries and employee benefits, data processing, and other expenses. The ratio of non-interest expense to average assets increased from 2.92% for the year ended December 31, 2019 to 2.96% for the year ended December 31, 2020.

Salaries and employee benefits increased by $435,000 or 9.7% from $4.5 million in 2019 to $4.9 million in 2020 due to normal salary increases, an increase in the cost of insurance benefits, and an increase in loan officer incentive expenses due to higher levels of loan production. Data processing expense increased by $156,000 or 21.7% primarily due to additional products and an increase in the number of loan and deposit accounts, and was partially offset by a $48,000 decrease in contract services due to changing the service provider for card services. Other expenses increased by $305,000 from $755,000 in 2019 to $1.1 million in 2020 primarily due to an $89,000 expense for the Small Town Strong program that the Company started to help local small businesses pay rent and utility expenses at the onset of the coronavirus pandemic, and $30,000 in expenses for cleaning supplies, sanitizing, modifying customer areas, employee testing, and other expenses specifically related to the pandemic.

Feldman Financial Advisors, Inc.

The Company has begun to place emphasis on enhancing operating efficiency and improving its historically high efficiency ratio. Although the Company’s efficiency ratio remains high in comparison to peers, it has improved from 89.0% in 2018 to 84.0% and 84.2% in 2019 and 2020, respectively. The efficiency ratio represents non-interest expense excluding intangibles amortization and foreclosed real estate expenses divided by the sum of net interest income and non-interest income exclusive of securities gains. Operating expenses in recent years have been elevated by the Company’s branch office expansion and hiring of additional staff. The number of employees increased from 51 at December 31, 2017 to 63 at December 31, 2020.

The provision for income taxes decreased by $37,000 or 16.3% to $193,000 for the year ended December 31, 2020 from $230,000 for the year ended December 31, 2019. The reduced income tax in 2020 expense reflected the decrease in pre-tax income. The effective income tax rate was 17.9% and 20.5% for the years ended December 31, 2019 and 2020, respectively. The Company’s effective income tax rate is reduced below the statutory rate in part due to recognition of tax-exempt income from municipal securities and bank-owned life insurance.

Feldman Financial Advisors, Inc.

Interest Rate Risk Management

The Company seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Company’s ALCO focuses on ensuring a stable and steadily increasing flow of net interest income through managing the size and mix of the balance sheet. The ALCO is expected to integrate the Company’s asset/liability management process into its operational decision-making, including portfolio structure, investments, business planning, funding decisions, and pricing. The ALCO is responsible for evaluating the interest rate risk inherent in the Company’s assets and liabilities, for determining the level of risk that is appropriate given the Company’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by the Board of Directors.

The asset/liability and interest rate risk management policy of the Company falls under the authority of the Board of Directors, which in turn assigns authority and responsibility for its formulation, revision, and administration to the ALCO and the Risk Management and Interest Rate Risk Management Officer. These responsibilities include:

•	Developing and implementing an asset/liability management process and related procedures.

•	Ensuring adherence to the lines of authority and responsibility for measuring, managing, and reporting interest rate risk exposures.

•	Establishing internal controls over the interest rate risk management process.

•	Formulating and executing strategies to manage interest rate risk exposures, and authorizing any policy exceptions.

•	Overseeing the maintenance of a management information system that supplies, on a timely basis, the information and data necessary for the ALCO to fulfill its role as asset/liability manager.

Feldman Financial Advisors, Inc.

The Company attempts to manage its interest rate risk to minimize the exposure of the Company’s earnings and capital to changes in market interest rates. The Company has implemented various strategies to manage its interest rate risk. By enacting these strategies, the Company believes that it is better positioned to react to changes in market interest rates. These strategies include:

•	Maintaining capital levels that exceed the threshold for well capitalized status under federal regulations.

•	Maintaining a high level of liquidity.

•	Growing the volume of core deposit accounts, which represent a stable funding source.

•	Managing the investment securities portfolio to reduce the average maturity and effective life of the portfolio.

•	Managing FHLB borrowings by using amortizing advances to reduce the average maturities of the borrowings.

•	Continuing to diversify the loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments.

The Company uses various tools in measuring and managing interest rate risk, including net interest income simulations and economic value of equity (“EVE”) simulations. These tools are utilized to quantify the potential impact on earnings and capital of changing interest rates over a short-term simulation horizon (net interest income simulations) as well as to identify expected earnings given longer-term rate cycles (EVE simulations).

Net interest income simulation functions as the Company’s primary tool for benchmarking near-term earnings exposure. The Company analyzes its sensitivity to changes in interest rates through an interest rate risk model, developed by a third-party provider. The Company estimates its net interest income for a 12-month period, and then calculates what net interest income would be for the same period under the assumptions that the U.S. Treasury yield curve instantly increases by up to 400 basis points or decreases by up to 200 basis points, in 100 point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

Feldman Financial Advisors, Inc.

Table 6 below sets forth, as of December 31, 2020, the calculation of the estimated changes in the Company’s net interest income resulting from the designated immediate changes in the U.S. Treasury yield curve. As shown in the table, an upward change of 100 basis points in market interest rates would increase net interest income by $28,000 or 0.4% and a downward change of 100 basis points would increase net interest income by $114,000 or 1.5%.

Table 6

Net Interest Income Sensitivity

As of December 31, 2020

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Net Interest Income Year 1 Forecast ($000s)	Change in Net Interest Income Year 1 Forecast ($000s)	Percent Year 1 Change from Level (%)
400 b.p.	$7,176	$(634)	(8.12)%
300 b.p.	7,425	(385)	(4.93)%
200 b.p.	7,676	(134)	(1.71)%
100 b.p.	7,838	28	0.36%
Level	7,810	--	--
(100) b.p.	7,924	114	1.46%
(200) b.p.	7,940	130	1.66%

(1) Assumes an immediate uniform change in interest rates at all maturities.

Source: Mineola Community Mutual Holding Company.

Feldman Financial Advisors, Inc.

Additionally, the need exists for more general management of the longer-term maturity/ repricing sectors of the balance sheet. Therefore, the Company utilizes the EVE model to identify potential long-term exposures to sustained higher or lower rate environments. The EVE model, developed by a third-party, is used to compute amounts by which the net present value of the Company’s asset and liabilities would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of EVE. The model estimates the economic value of each type of asset, liability, and off-balance sheet contract under assumptions that the U.S. Treasury yield curve increases or decreases instantaneously by 100 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. The Company currently calculates EVE under assumptions that market interest rates increase by 100, 200, 300, and 400 basis points and that rates decrease by 100 and 200 basis points. Table 7 below sets forth, as of December 31, 2020, the estimated changes in the Company’s EVE that would result from the designated instantaneous changes in market interest rates.

Table 7

Economic Value of Equity

As of December 31, 2020

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated EVE (2) ($000s)	Amount Change from Base ($000s)	Percent Change from Base	EVE Ratio (3)	Basis Point Change in EVE Ratio
400 b.p.	$34,355	$(3,966)	(10.35)%	12.34%	3 b.p.
300 b.p.	36,281	(2,040)	(5.32)%	12.64%	33 b.p.
200 b.p.	37,841	(480)	(1.25)%	12.79%	48 b.p.
100 b.p.	38,739	418	1.09%	12.74%	43 b.p.
Base	38,321	--	--	12.31%	--
(100) b.p.	37,185	(1,136)	(2.96)%	11.72%	(59) b.p.
(200) b.p.	41,866	3,545	9.30%	12.96%	65 b.p.

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.

(3)	EVE ratio represents EVE divided by the present value of assets, which is computed as the discounted present value of income cash flows on interest-earning assets.

Source: Mineola Community Mutual Holding Company.

Feldman Financial Advisors, Inc.

The table above indicates that at December 31, 2020, in the event of an instantaneous parallel 100 basis point increase in interest rates, the Company would experience a 1.1% increase in EVE. In the event of an instantaneous 100 basis point decrease in interest rates, the Company would experience a 3.0% decrease in EVE. Assuming an instantaneous parallel 200 basis point increase in interest rates, the Company would experience a 1.3% decrease in EVE. In the event of an instantaneous 200 basis point decrease in interest rates, the Company would experience a 9.3% increase in EVE. The EVE simulations give no effect to any steps that the Company might take to counter the impact of such interest rate movement.

Feldman Financial Advisors, Inc.

Asset Quality

Table 8 summarizes the Company’s total non-performing assets as of December 31, 2019 and 2020. The Company has a solid record of reporting satisfactory asset quality in recent years. Total non-performing assets increased from $648,000 at December 31, 2018 to $1.7 million at December 31, 2019, and declined to $1.1 million at December 31, 2020. The increase in 2019 was attributable to $880,000 in accruing troubled debt restructurings in the construction and land loan portfolio. Non-performing assets at year-end 2020 consisted of $873,000 in non-accruing loans and $209,000 of real estate owned that comprised property owned by the Company and is held for sale. In relation to total assets, non-performing assets increased from 0.26% at December 31, 2018 to 0.65% at December 31, 2019, and subsequently decreased to 0.36% at December 31, 2020.

Table 9 summarizes the Company’s allowance for loan and lease losses as of and for the year ended December 31, 2019 and 2020. The allowance for loan losses increased from $973,000 at December 31, 2018 to $1.1 million at December 31, 2019 and $1.6 million at December 31, 2020. The provision for loan losses was increased from $161,000 in 2019 to $477,000 in 2020 to reflect the continued loan growth and a specific provision of $200,000 for one loan relationship that migrated to the doubtful classification. The Company’s net charge-offs were negligible over the past two years, measuring 0.02% and 0.01% of average loans in 2019 and 2020, respectively. Management’s evaluation of the adequacy of the loan loss allowance is based on various qualitative and quantitative loan portfolio risk factors, including credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. As a result of the increased level of provisions in recent years, the ratio of the allowance for loan losses to total gross loans increased from 0.61% at December 31, 2018 to 0.62% at December 31, 2019 and 0.73% at December 31, 2020.

Feldman Financial Advisors, Inc.

Table 8

Non-performing Asset Summary

As of December 31, 2019 and 2020

(Dollars in Thousands)

	December 31,
	2020	2019
Non-accruing Loans
One- to four-family residential mortgages	$529	$516
Multi-family real estate loans	-	-
Commercial real estate loans	-	-
Construction and land loans	-	-
Farmland loans	310	335
Agriculture loans	-	-
Commercial business loans	31	-
Consumer loans	3	7
Total non-accruing loans	873	858

Accruing Loans 90 Days or More Past Due
Construction and land loans	-	880
Other	-	-
Total accruing loans 90+ days past due	-	880

Total non-performing loans	873	1,738
Real estate owned	209	-

Total non-performing assets	$1,082	$1,738

Accruing troubled debt restructurings	433	449

Total non-performing assets (1)	$1,515	$2,187

Total non-performing loans to total loans	0.41%	0.97%
Total non-performing assets to total assets	0.36%	0.65%
Total non-performing assets to total assets (1)	0.51%	0.82%

(1) Including accruing troubled debt restructurings.

Source: Mineola Community Mutual Holding Company, financial data.

Feldman Financial Advisors, Inc.

Table 9

Allowance for Loan and Lease Losses

As of or For the Years Ended December 31, 2019 and 2020

(Dollars in Thousands)

	As of or For the Year Ended
	December 31,
	2020	2019
Allowance at beginning of year	$1,104	$973

Provision for loan and lease losses	477	161

Charge-offs:
One- to four-family residential mortgages	-	-
Multi-family real estate loans	-	-
Commercial real estate loans	-	-
Construction and land loans	-	-
Agriculture loans	-	-
Commercial business loans	-	-
Consumer loans	(11)	(11)
Consumer other - overdrafts	(9)	(20)
PPP loans	-	-
Total charge-offs	(20)	(31)

Recoveries
One- to four-family residential mortgages	-	-
Multi-family real estate loans	-	-
Commercial real estate loans	-	-
Construction and land loans	-	-
Agriculture loans	-	-
Commercial business loans	-	-
Consumer loans	-	1
PPP loans	-	-
Total recoveries	-	1

Net (charge-offs) recoveries	(20)	(30)

Allowance at end of year	$1,561	$1,104

Allowance to non-performing loans	178.81%	63.52%
Allowance to total gross loans	0.73%	0.62%
Net (charge-offs) recoveries to average loans	-0.01%	-0.02%

Source: Mineola Community Mutual Holding Company, financial data.

Feldman Financial Advisors, Inc.

Market Area

Overview of Market Area

The Bank operates from its main office in Mineola, Texas and five branch offices located in Mineola, Edgewood, Grand Saline, Lindale, and Winnsboro, Texas. The Bank’s primary market area includes the counties in which its branches are located along with selected portions of adjacent counties. The Bank has three offices in Wood County, including the main office in Mineola, a branch in a Brookshire’s supermarket in Mineola, and a branch in Winnsboro. The Edgewood and Grand Saline branches are located in Van Zandt County. The Lindale branch is located in Smith County and was opened in February 2018. The Edgewood branch was acquired from MapleMark Bank in a branch purchase transaction that was completed on December 31, 2018. The Bank purchased the loans, deposits, and real estate associated with this branch. The deposits transferred amounted to approximately $23 million and the loans transferred were approximately $5 million.

Mineola is situated approximately 85 miles east of Dallas and 30 miles north of Tyler. Mineola had an estimated population of 4,705 and a median household income of $48,689 in 2021. Mineola’s population increased by 4.2% from 2010 to 2021, and is projected to grow by 3.5% over the next five years to 4,868 in 2026. Retirees from the Dallas area continue to spur the population expansion in Mineola. The median age in Mineola is 43.6 years, compared to the statewide median of 35.4 years. The largest employers in Mineola are Walmart, the Mineola Independent School District, Wood Memorial Nursing and Rehabilitation Center, and Trinidad/Benham Corporation (wholesale grocery distributor). The largest industries by employment in Mineola are educational services, retail trade, and accommodation and food services. Operating two offices in the city, the Bank is the deposit market leader among four banking institutions in Mineola with $115.7 million in deposits and a market share of 39.9% as of June 30, 2020.

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Grand Saline is the third largest city in Van Zandt County and is located approximately 70 miles east of Dallas and 35 miles northwest of Tyler. Grand Saline had an estimated population of 3,133 and a median household income of $43,478 in 2021. The population in Grand Saline decreased by 0.1% from 2010 to 2021, and is projected to increase by 2.4% over the next five years to 3,208 in 2026. Grand Saline derives its name from the large salt deposits located southeast of the city, the majority of which are owned by Morton Salt Company. The Morton Salt Mine in Grand Saline is the city’s largest employer and one of three rock-salt mines that Morton Salt Company operates in the United States. The largest industries in Grand Saline by employment are educational services, health care and social assistance, and accommodation and food services. The highest paying industries are mining and quarrying, finance and insurance, and health care and social assistance. The Bank operates one branch office in Grand Saline and ranked first among three banking institutions in the city with branch deposits of $41.3 million and a market share of 40.6% as of June 30, 2020.

Winnsboro is a city in Franklin, Wood, and Hopkins counties in East Texas with an estimated population of 3,765 and a median household income of $42,426 in 2021. The Bank’s branch office in Winnsboro is in Wood County, but the Winnsboro city limits also lie within Franklin County and Hopkins County. Winnsboro is located approximately 100 miles northeast of Dallas and 50 miles north of Tyler. The population in Winnsboro increased by 9.6% from 2010 to 2021, and is projected to increase by 2.8% over the next five years to 3,870 in 2026. The largest employers in Winnsboro are the Winnsboro Independent School District, Keller’s Creamery, and Team Worldwide (diversified logistics service provider). The largest industries in Winnsboro by employment are health care and social assistance, retail trade, and manufacturing. Operating one branch office in the city, the Bank ranked third among four banking institutions in Winnsboro with branch deposits of $33.5 million and a market share of 15.8% as of June 30, 2020.

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Edgewood is a town in Van Zandt County with an estimated population of 1,503 and median household income of $49,250 in 2021. The town draws its name from its location on the far western edge of the East Texas timberline. Edgewood is located approximately 65 miles east of Dallas and 45 miles northwest of Tyler. The population in Edgewood increased by 4.3% from 2010 to 2021, and is projected to increase by 4.5% over the next five years to 1,570 in 2026. The largest industries in Edgewood by employment are manufacturing, health care and social assistance, and retail trade. The Bank operates one branch office in Edgewood and ranked first out of two banking institutions in the city with branch deposits of $25.4 million and a market share of 66.9% as of June 30, 2020.

Lindale is a city in Smith County and had an estimated population of 6,076 and median household income of $69,120 in 2021. Lindale is located 90 miles southeast of Dallas and 15 miles north of Tyler. The population in Lindale increased by 26.1% from 2010 to 2021, and is projected to increase by 7.9% over the next five years to 16,554 in 2026. The largest employers in Lindale are the Target Distribution Center, the Lindale Independent School District, Walmart, and Mercy Ships (hospital ship healthcare provider). The largest industries in Lindale by employment are educational services, health care and social assistance, and retail trade. The Bank operates one branch office in Lindale and ranked seventh out of nine banking institutions in the city with branch deposits of $5.4 million and a market share of 1.4% as of June 30, 2020.

Table 10 provides selected demographic data for the United States, the state of Texas, Wood County, Van Zandt County, and Smith County. Population growth in these counties is expected to be favorable over the next five years. The population growth from 2021 to 2026 is estimated at 5.7%, 5.6%, and 6.3% for Wood County, Van Zandt County, and Smith County, respectively, as compared to the national growth rate of 2.9%.

Feldman Financial Advisors, Inc.

Table 10
Selected Demographic Data

				Van
	United		Wood	Zandt	Smith
	States	Texas	County	County	County
Total Population
2010 - Base	308,745,538	25,145,561	41,964	52,579	209,714
2021 - Current	330,946,040	29,570,729	46,134	57,481	235,676
2026 - Projected	340,574,349	31,576,003	48,767	60,688	250,411
% Change 2010-21	7.19%	17.60%	9.94%	9.32%	12.38%
% Change 2021-26	2.91%	6.78%	5.71%	5.58%	6.25%

Age Distribution, 2021
0 - 14 Age Group	18.32%	21.13%	15.22%	18.31%	20.27%
15 - 34 Age Group	26.75%	28.32%	22.09%	23.21%	27.26%
35 - 54 Age Group	25.08%	25.82%	19.70%	23.23%	23.43%
55 - 69 Age Group	18.44%	15.86%	23.51%	20.88%	17.08%
70+ Age Group	11.40%	8.86%	19.48%	14.38%	11.95%

Median Age (years)	38.9	35.4	48.3	42.7	37.0

Total Households
2010 - Base	116,716,292	8,922,933	17,118	20,047	79,055
2021 - Current	125,732,798	10,506,585	18,767	22,015	88,322
2026 - Projected	129,596,282	11,233,896	19,937	23,274	93,865
% Change 2010-21	7.73%	17.75%	9.63%	9.82%	11.72%
% Change 2021-26	3.07%	6.92%	6.23%	5.72%	6.28%

Household Income, 2021
< $25,000	17.97%	18.42%	22.43%	19.39%	20.20%
$25,000 - $49,999	20.27%	21.03%	25.61%	23.49%	21.13%
$50,000 - $99,999	29.03%	29.42%	29.75%	32.26%	30.34%
$100,000 - $199,999	23.23%	22.46%	18.37%	19.92%	21.85%
$200,000+	9.51%	8.66%	3.84%	4.93%	6.48%

Average Household Income
2021 - Current	$96,765	$92,907	$70,812	$77,766	$84,415
2026 - Projected	$107,191	$100,458	$74,976	$85,622	$93,255
% Change 2021-26	10.77%	8.13%	5.88%	10.10%	10.47%

Median Household Income
2021 - Current	$67,761	$65,383	$52,787	$59,221	$62,538
2026 - Projected	$73,868	$69,692	$55,504	$64,514	$68,401
% Change 2021-26	9.01%	6.59%	5.15%	8.94%	9.38%

Unemployment Rate
December 2018	3.7%	3.6%	4.1%	3.3%	3.5%
December 2019	3.4%	3.3%	3.7%	3.1%	3.1%
December 2020	6.5%	7.1%	6.6%	6.0%	6.4%

Feldman Financial Advisors, Inc.

Table 10 (continued)
Selected Demographic Data

				Van
	United		Wood	Zandt	Smith
	States	Texas	County	County	County
Total Housing Units, 2021	141,870,120	11,608,834	22,551	24,805	96,904
Owner Occupied	81,944,178	6,752,439	15,118	17,272	58,969
Renter Occupied	43,788,620	3,754,146	3,649	4,743	29,353
Vacant	16,137,322	1,102,249	3,784	2,790	8,582

Owner Occupied	57.76%	58.17%	67.04%	69.63%	60.85%
Renter Occupied	30.87%	32.34%	16.18%	19.12%	30.29%
Vacant	11.37%	9.49%	16.78%	11.25%	8.86%

Owner Occupied Units
2021 - Current	81,944,178	6,752,439	15,118	17,272	58,969
2026 - Projected	84,477,023	7,225,590	16,078	18,281	62,757
% Change 2010-21	7.84%	18.77%	9.97%	10.17%	12.17%
% Change 2021-26	3.09%	7.01%	6.35%	5.84%	6.42%

Renter Occupied Units
2021 - Current	43,788,620	3,754,146	3,649	4,743	29,353
2026 - Projected	45,119,259	4,008,306	3,859	4,993	31,108
% Change 2010-21	7.51%	15.96%	8.28%	8.54%	10.82%
% Change 2021-26	3.04%	6.77%	5.76%	5.27%	5.98%

Source: Claritas; S&P Global Market Intelligence; U.S. Bureau of Labor Statistics.

The estimated 2021 population was 41,694 for Wood County, 52,579 for Van Zandt County, and 209,714 for Smith County. Mineola is the most populous city in Wood County, followed by Winnsboro and Quitman (the county seat). Wills Point is the most populous city in Van Zandt County, followed by Canton (the county seat) and Grand Saline. Tyler is the most populous city and the county seat in Smith County. The city of Tyler had an estimated 2021 population of 107,830. The Tyler metropolitan statistical area (“MSA”) encompasses all of Smith County and is one of the largest MSAs in East Texas. The median age was much higher in Wood County (48.3 years) and Van Zandt County (42.7 years), while Smith County’s median age (37.0 years) was closer to the statewide median of 35.4 years.

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The estimated median household income in 2021 was $52,787 for Wood County, $59,221, for Van Zandt County, and $62,538 for Smith County. These household income levels measured below the statewide median of $65,383 and the national median of $67,761. The December 2020 unemployment rates were 6.6%, 6.0%, and 6.4% for Wood, Van Zandt, and Smith counties, respectively, measuring below the statewide unemployment rate of 7.1%. The percentages of owner-occupied housing units to total units were higher for Wood County (67.0%), Van Zandt County (69.6%), and Smith County (60.9%), as compared to the statewide and national median of 58.2% and 57.8%, respectively.

Table 11 details the total employment force in Texas, Wood County, Van Zandt County, and Smith County as distributed by key industry sectors for June 2020. The aggregate labor force numbered 10,282 in Wood County, 11,308 in Van Zandt County, and 100,791 in Smith County. As displayed in Table 11, education and health services (26.3%), trade, transportation, and utilities (20.3%), manufacturing (12.4%), and leisure and hospitality (10.6%) accounted for the largest employment concentrations in Wood County. Relatively similar employment levels were evidenced in Van Zandt County with concentrations led by education and health services (24.3%), trade, transportation, and utilities (21.0%), leisure and hospitality (16.2%), and manufacturing (9.2%). Smith County reflected higher levels in education and health services (32.2%) and trade, transportation, and utilities (22.9%), and professional and business services (9.8%). Smith County is home to a number of institutions of higher learning, including Tyler Junior College, Texas College, The University of Texas at Tyler, and The University of Texas Health Science Center at Tyler. The largest employers in Smith County include The University of Texas Health Science Center at Tyler, CHRISTUS Trinity Mother Frances Health System, the Tyler Independent School District, Sanderson Farms (poultry producer), and Brookshire Grocery Company.

Feldman Financial Advisors, Inc.

Table 11

Total Employment Force

For the Month of June 2020

	State of		Wood		Van Zandt		Smith
	Texas		County		County		County
	Total	%	Total	%	Total	%	Total	%
Industry	Employment	of Total	Employment	of Total	Employment	of Total	Employment	of Total
Agriculture and natural resources	235,057	1.99	282	2.74	564	4.99	2,188	2.17
Construction	765,677	6.48	913	8.88	910	8.05	4,677	4.64
Manufacturing	864,355	7.32	1,278	12.43	1,041	9.21	7,039	6.98
Trade, transportation, and utilities	2,506,403	21.23	2,082	20.25	2,376	21.01	23,034	22.85
Information	199,598	1.69	176	1.71	75	0.66	1,392	1.38
Financial activities	776,333	6.58	340	3.31	386	3.41	4,082	4.05
Professional and business services	1,716,919	14.54	411	4.00	524	4.63	9,853	9.78
Education and health services	2,789,073	23.62	2,700	26.26	2,749	24.31	32,497	32.24
Leisure and hospitality	1,167,572	9.89	1,094	10.64	1,833	16.21	10,003	9.92
Other services	305,126	2.58	354	3.44	277	2.45	2,751	2.73
Government - public administration	468,873	3.97	647	6.29	555	4.91	3,205	3.18
Unclassified	12,125	0.10	5	0.05	18	0.16	70	0.07

Total Employment	11,807,111	100.00	10,282	100.00	11,308	100.00	100,791	100.00

Source: U.S. Bureau of Labor Statistics.

Overview of Office Network

The Bank’s office network consists of its main office in Mineola and five branch offices in Mineola, Edgewood, Grand Saline, Lindale, and Winnsboro. A map of the Bank’s office network is presented on the next page in Table 12 along with deposit data for the Bank’s offices from June 30, 2015 to June 30, 2020. The Bank’s total deposits increased by 8.0% over the observed one-year period and by a compound annual growth rate (“CAGR”) of 9.7% over the five-year period. The Bank’s largest office based on deposits is the main office in Mineola, which had total deposits of $105.1 million or 47.4% of the Bank’s total deposits at June 30, 2020. The Bank’s second largest office was the Grand Saline branch with $41.3 million or 18.6% of the Bank’s total deposits at June 30, 2020. The Bank’s aggregate deposits in Wood County amounted to $149.2 million or 67.3% of the Bank’s total deposits at June 30, 2020, followed by $66.7 million or 30.1% in Van Zandt County, and $5.8 million or 2.6% in Smith County.

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Table 12

Branch Deposit Data and Map of Office Locations

			Branch Deposits at June 30,			1-Year	5-Year
			2020	2019	2015	Growth	CAGR
Address	City	State	($000)	($000)	($000)	(%)	(%)
Wood County
215 W. Broad Street	Mineola	Texas	105,073	93,939	69,515	11.85	8.61
500 S. Main Street	Winnsboro	Texas	33,451	34,818	29,145	(3.93)	2.79
1224 N. Pacific Street	Mineola	Texas	10,648	8,250	5,501	29.07	14.12

Van Zandt County
415 W. Frank Street	Grand Saline	Texas	41,319	40,942	35,391	0.92	3.15
500 W. Pine Street (1)	Edgewood	Texas	25,366	24,445	NA	3.77	NA

Smith County
304 S. Main Street (2)	Lindale	Texas	5,848	2,817	NA	107.60	NA

Bank Total			221,705	205,211	139,552	8.04	9.70

(1) Branch office acquired from MapleMark Bank in December 2018.
(2) Branch office opened in February 2018.

Source: S&P Global Market Intelligence.

● Banking offices of Mineola Community Bank, S.S.B.

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Market Share Analysis

Table 13 displays branch deposit data for banking institutions (commercial banks and savings institutions) in Wood County, Van Zandt County, and Smith County as of June 30, 2020 (with deposit data adjusted for any subsequently completed mergers). The Bank ranked third in Wood County out of eight financial institutions with total deposits of $149.2 million in three offices as of June 30, 2020 for a county market share of 15.3%. The deposit market share leaders in Wood County were BTH Bank (Quitman, Texas) with a market share of 36.6% and City National Bank (Sulphur Springs, Texas) with a market share of 27.7%.

The Bank ranked sixth in Van Zandt County out of eight banking institutions with total deposits of $66.7 million in two offices as of June 30, 2020 for a county market share of 6.8%. The deposit market share leaders in Van Zandt County were Texas Bank and Trust Company (Longview, Texas) with a market share of 18.1%, City National Bank with a market share of 17.7%, and First State Bank (Ben Wheeler, Texas) with a market share of 14.7%. The Bank’s market share in Van Zandt County was boosted by the acquisition in December 2018 of the Edgewood branch office from MapleMark Bank.

The Bank ranked 24th in Smith County out of 24 banking institutions with total deposits of $5.8 million in one office as of June 30, 2020 for a county market share of 0.1%. The Bank entered Smith County by opening a new branch in Lindale in February 2018. The deposit market share leaders in Smith County were Southside Bank (Tyler, Texas) with a market share of 37.2%, Bank of America (Charlotte, North Carolina) with a market share of 11.0%, and Texas Bank and Trust Company with a market share of 7.0%. Several other large out-of-state banks operate branches in Smith County, including JPMorgan Chase Bank (New York), Regions Bank (Alabama), Capital One (Virginia), Bancorp South Bank (Mississippi), and Hancock Whitney Bank (Mississippi).

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Table 13

Deposit Market Share in Selected Counties

Data as of June 30, 2019 and 2020

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2020	2020	2019	2019	Growth	CAGR
2020	Institution	2020	($000)	(%)	($000)	(%)	(%)	(%)
Wood County, Texas

1	BTH Bank, N.A.	3	357,398	36.60	328,087	36.58	8.93	0.44
2	City National Bank of Sulphur Springs	6	270,901	27.74	244,243	27.24	10.91	5.95
3	Mineola Community Bank, S.S.B.	3	149,172	15.27	137,007	15.28	8.88	7.45
4	First National Bank of Winnsboro	2	96,937	9.93	94,832	10.57	2.22	0.27
5	First National Bank of East Texas	2	69,470	7.11	63,192	7.05	9.93	4.82
6	Prosperity Bank	1	14,960	1.53	11,560	1.29	29.41	16.27
7	Commercial Bank of Texas, N.A.	1	9,431	0.97	10,597	1.18	(11.00)	(2.83)
8	Southside Bank	1	8,352	0.86	7,273	0.81	14.84	(7.91)

	Market Total	19	976,621	100.00	896,791	100.00	8.90	1.92

Van Zandt County, Texas

1	Texas Bank and Trust Company	2	176,789	18.10	161,337	17.99	9.58	5.58
2	City National Bank of Sulphur Springs	3	172,646	17.68	154,993	17.28	11.39	9.15
3	First State Bank of Ben Wheeler Texas	4	143,411	14.68	129,983	14.49	10.33	3.92
4	American National Bank of Texas	2	119,387	12.22	106,923	11.92	11.66	2.49
5	Austin Bank Texas, N.A.	2	82,778	8.48	73,161	8.16	13.14	4.65
6	Mineola Community Bank, S.S.B.	2	66,685	6.83	65,387	7.29	1.99	13.51
7	Prosperity Bank	1	19,525	2.00	16,621	1.85	17.47	20.23
8	Woodforest National Bank	1	9,674	0.99	7,191	0.80	34.53	12.44

	Market Total	17	790,895	100.00	715,596	100.00	10.52	6.23

Feldman Financial Advisors, Inc.

Table 13 (continued)

Deposit Market Share in Selected Counties

Data as of June 30, 2019 and 2020

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2020	2020	2019	2019	Growth	CAGR
2020	Institution	2020	($000)	(%)	($000)	(%)	(%)	(%)
Smith County, Texas
1	Southside Bank	22	2,690,917	37.23	2,492,643	39.61	7.95	4.36
2	Bank of America, N.A. (NC)	2	793,889	10.98	725,748	11.53	9.39	2.39
3	Texas Bank and Trust Company	5	503,144	6.96	419,460	6.67	19.95	9.55
4	Austin Bank Texas, N.A.	10	454,751	6.29	388,376	6.17	17.09	7.37
5	JPMorgan Chase Bank, N.A. (NY)	4	405,959	5.62	347,414	5.52	16.85	6.67
6	BBVA USA	1	350,756	4.85	272,285	4.33	28.82	8.21
7	Regions Bank (AL)	5	343,024	4.75	202,378	3.22	69.50	10.92
8	American State Bank	6	294,634	4.08	274,835	4.37	7.20	5.13
9	BTH Bank, N.A.	2	258,412	3.57	219,689	3.49	17.63	26.88
10	Citizens 1st Bank	1	201,947	2.79	176,192	2.80	14.62	0.89
11	Capital One, N.A. (VA)	1	184,304	2.55	181,851	2.89	1.35	(2.76)
12	Texas National Bank of Jacksonville	4	158,014	2.19	142,988	2.27	10.51	9.05
13	Spirit of Texas Bank, S.S.B.	3	157,439	2.18	121,566	1.93	29.51	8.63
14	BancorpSouth Bank (MS)	2	105,194	1.46	77,685	1.23	35.41	4.90
15	VeraBank, N.A.	3	104,206	1.44	72,396	1.15	43.94	13.23
16	Prosperity Bank	3	92,619	1.28	75,871	1.21	22.07	4.75
17	UBank	2	42,445	0.59	23,614	0.38	79.75	33.31
18	Texas Bank	1	22,732	0.31	21,334	0.34	6.55	1.36
19	Hancock Whitney Bank (MS)	1	16,125	0.22	19,139	0.30	(15.75)	(10.40)
20	First National Bank of Winnsboro	1	13,081	0.18	11,247	0.18	16.31	0.77
21	First National Bank Texas	2	10,828	0.15	7,760	0.12	39.54	13.29
22	First National Bank of Hughes Springs	2	10,011	0.14	9,081	0.14	10.24	(4.93)
23	Woodforest National Bank	2	8,177	0.11	6,084	0.10	34.40	20.35
24	Mineola Community Bank, S.S.B.	1	5,848	0.08	2,817	0.04	107.60	NA

	Market Total	86	7,228,456	100.00	6,292,453	100.00	14.88	5.70

Source:  S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Table 14 provides residential mortgage market share data for the top 10 lenders in Wood County, Van Zandt County, and Smith County during 2019, the most recent period available for comparable aggregate data. Not all companies in the respective markets report the sourced data and the data may also include loan financings for multi-family residential dwellings. The Bank ranked third in Wood County with reported 2019 residential mortgage originations of $9.2 million, 11th in Van Zandt County with reported 2019 residential mortgage originations of $3.4 million, and 42nd in Smith County with reported 2019 residential mortgage originations of $6.5 million. Based on the reported data, the average residential mortgage loan funded by the Bank in Wood County, Van Zandt County, and Smith County was approximately $144,000, $130,000, and $191,000, respectively, in 2019.

Competition for residential mortgage lending in these market areas is high. In addition to local and regional participants, many nationwide lenders are present in the Bank’s lending market. The most active out-of-state mortgage bankers operating in these local markets included Quicken Loans, Fairway Independent Mortgage Corporation, United Wholesale Mortgage, Guild Mortgage Company, CMG Mortgage Inc., and Guaranteed Rate Affinity LLC.

City National Bank ranked first in Wood County in 2019 based on reported residential mortgage originations of $15.7 million and second in Van Zandt County with a total volume of $18.1 million. Fairway Independent Mortgage Corporation (Wisconsin) ranked first in Van Zandt County with a total volume of $18.2 million. Altra Federal Credit Union (Wisconsin) operates depository branches in Tyler, Texas, and ranked first in Smith County based on 2019 reported residential mortgage originations of $52.5 million. Quicken Loans (Michigan) reported 2019 residential loan volumes of $10.1 million (ranked second), $13.5 million (ranked third), and $52.0 million (ranked second) in Wood County, Van Zandt County, and Smith County, respectively.

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Table 14

Residential Mortgage Lending Market Share in Selected Counties

			No. of	Funded	Market
Market			Funded	Loans	Share
Rank		Type of	Loans	2019	2019
2019	Company	Company	2019	($000)	(%)
Wood County, Texas

1	City National Bank of Sulphur Springs (TX)	Commercial Bank	114	15,690	10.63
2	Quicken Loans LLC (MI)	Mortgage Bank	56	10,190	6.91
3	Mineola Community Bank, S.S.B. (TX)	Savings Bank	64	9,230	6.26
4	United Wholesale Mortgage LLC (MI)	Mortgage Bank	32	6,320	4.28
5	Guild Mortgage Company (CA)	Mortgage Bank	39	4,865	3.30
6	First National Bank of East Texas (TX)	Commercial Bank	31	3,625	2.46
7	Fairway Independent Mortgage Corp. (WI)	Mortgage Bank	19	3,505	2.38
8	Mortgage Research Center LLC (MO)	Mortgage Bank	16	3,000	2.03
9	BTH Bank, N.A. (TX)	Commercial Bank	22	2,840	1.92
10	Everett Financial Inc. (TX)	Mortgage Bank	19	2,775	1.88
	Market Total		941	147,545	100.00

Van Zandt County, Texas

1	Fairway Independent Mortgage Corp. (WI)	Mortgage Bank	100	18,210	8.75
2	City National Bank of Sulphur Springs (TX)	Commercial Bank	85	18,085	8.69
3	Quicken Loans LLC (MI)	Mortgage Bank	69	13,475	6.48
4	American National Bank (TX)	Commercial Bank	39	7,195	3.46
5	Guild Mortgage Company (CA)	Mortgage Bank	35	5,365	2.58
6	Everett Financial Inc. (TX)	Mortgage Bank	29	5,295	2.55
7	United Wholesale Mortgage LLC (MI)	Mortgage Bank	24	4,370	2.10
8	Austin Bank Texas, N.A. (TX)	Commercial Bank	35	3,835	1.84
9	Prosperity Bank (TX)	Commercial Bank	13	3,795	1.82
10	SFMC LP (TX)	Mortgage Bank	20	3,710	1.78
11	Mineola Community Bank, S.S.B. (TX)	Savings Bank	26	3,380	1.62
	Market Total		1,166	208,050	100.00

Smith County, Texas

1	Altra Federal Credit Union (WI)	Credit Union	261	52,525	4.97
2	Quicken Loans LLC (MI)	Mortgage Bank	253	51,965	4.92
3	Walker & Dunlop LLC (MD)	Mortgage Bank	1	50,405	4.77
4	Southside Bank (TX)	Commercial Bank	219	48,085	4.55
5	United Wholesale Mortgage LLC (MI)	Mortgage Bank	214	46,690	4.42
6	CMG Mortgage Inc. (CA)	Mortgage Bank	188	40,360	3.82
7	Austin Bank Texas, N.A. (TX)	Commercial Bank	150	33,630	3.18
8	Guaranteed Rate Affinity LLC (IL)	Mortgage Bank	149	29,555	2.80
9	Mortgage Financial Service LLC (TX)	Mortgage Bank	135	26,345	2.49
10	Finance of America Mortgage LLC (PA)	Mortgage Bank	131	24,145	2.28
42	Mineola Community Bank, S.S.B. (TX)	Savings Bank	34	6,480	0.61
	Market Total		4,884	1,056,970	100.00

Source:  S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Summary Outlook

The Company has reported low to moderate levels of profitability over the past three years. The Company’s ROA’s increased slightly from 0.38% in 2018 to 0.41% in 2019 and then declined to 0.26% in 2020. Increases in the loan loss provision impacted earnings results in 2020 and offset the improvements generated in the net interest margin. In addition to an increased level of loan loss provisions, the Company’s path to increased profitability has been impeded by a relatively high efficiency ratio. The Company has progressed steadily in growing its balance sheet and maintaining sound asset quality. The recent addition of branch offices in Lindale and Edgewood has broadened the Company’s geographic reach and business development activities, but also added to its operating expense base.

The Company’s net interest margin remains under pressure in the current interest rate environment and its efficiency ratio, while showing signs of improvement, is still above peer group averages. The growth in net interest income has been driven by the loan portfolio expansion and helped to partially offset the increases in operating expenses. The Company believes that it can successfully leverage its operating expense base to generate increased levels of net interest and non-interest income by increasing its product and service penetration with existing customers and enhancing its market perception as a viable community banking organization capable of serving the full complement of the financial needs of new customers.

A key element of the Company’s operating strategy is to continue to aggressively manage credit risk, so as to continue to maintain the Company’s favorable measures of credit quality. The Company estimates that it can achieve higher profitability over future years in part through added efficiencies gained through growth in the asset base without adding additional infrastructure, which has already been put in place to facilitate and accomplish such growth. Furthermore, management believes that it can effectively position the Company to capture additional loan and deposit market share as customers’ banking relationships are disrupted by the continued wave of consolidation among banking institutions in its local market area. However, as it transitions to a publicly traded business enterprise with additional organizational and stock compensation-related expenses, the Company must take concerted steps to control operating expenses and manage its net interest margin as a means of achieving earnings growth.

Feldman Financial Advisors, Inc.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

Feldman Financial Advisors, Inc.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies whose market prices were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

Feldman Financial Advisors, Inc.

The operations of the Company fit the general profile of a small-to-medium sized thrift institution, concentrating primarily on real estate lending in its local market and relying on retail deposits as a funding source. Residential mortgage loans remain the core product in the Company’s loan portfolio, drawing upon its roots as a traditional home lender. However, the Company has expanded the diversification of its loan mix through the steady origination of commercial real estate loans and construction and land loans.

In determining the Comparative Group composition, we focused on the Company’s asset size, capitalization, asset quality, and earnings fundamentals. Attempting to concentrate on the Company’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we increased the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. We performed an initial screening for publicly traded thrifts headquartered in the Southwest region of the United States with total assets less than $1 billion. We then expanded the selection criteria to other geographic regions and applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York Stock Exchange (“NYSE”), NYSE American, or NASDAQ Stock Market.

•	Excludes mutual holding companies – company’s corporate structure is organized in fully converted stock form and excludes companies whose majority ownership interest is held by a mutual holding company (“MHC”).

•	Seasoned trading issue – company has been publicly traded for at least one year.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Asset size – total assets less than $1.0 billion million.

•	Profitability – positive return on average assets greater than 0.0%.

Feldman Financial Advisors, Inc.

•	Capital level – tangible common equity to tangible assets greater than 4.50%.

•	Credit quality – non-performing assets to total assets less than 2.0%.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the 10 companies included in the Comparative Group is presented in Table 15. All of the selected companies are traded on the NASDAQ Stock Market. The Comparative Group ranged in asset size from $232.2 million at CBM Bancorp to $909.6 million at HMN Financial. The median asset size of the Comparative Group was $437.2 million and moderately larger than the Company’s total assets of $299.6 million as of December 31, 2020.

The Comparative Group includes one company based in the Southwest, Home Federal Bancorp of Shreveport, Louisiana. The Comparative Group’s remaining members are distributed among the Midwest (five companies) and the Mid-Atlantic (four companies) regions of the country. The three publicly traded thrifts based in Texas were too large to be included in the Comparative Group. As of December 31, 2020, Triumph Bancorp, Inc. had total assets of $5.9 billion, Spirit of Texas Bancshares, Inc. had total assets of $3.1 billion, and Pioneer Bancshares, Inc. (traded on the over-the-counter market) had total assets of $1.8 billion.

The Comparative Group companies based in the Mid-Atlantic states include CBM Bancorp (Maryland), Elmira Savings Bank (New York), HV Bancorp (Pennsylvania), and WVS Financial Corp. (Pennsylvania). The five members located in the Midwest include Cincinnati Bancorp (Ohio), FFBW, Inc. (Wisconsin), HMN Financial (Minnesota), IF Bancorp (Illinois), and Mid-Southern Bancorp (Indiana). While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

Feldman Financial Advisors, Inc.

Table 15

Comparative Group Operating Summary

As of December 31, 2020

				Initial Public	Total	Tang. Equity/
			No. of	Offering	Assets	Assets
Company	City	St.	Offices	Date	($Mil.)	(%)
Mineola Community MHC	Mineola	TX	6	NA	$299.6	10.66

Comparative Group
CBM Bancorp, Inc. (1)	Baltimore	MD	4	09/27/18	232.2	22.94
Cincinnati Bancorp, Inc.	Cincinnati	OH	6	10/14/15	237.1	17.50
Elmira Savings Bank	Elmira	NY	12	03/01/85	644.6	9.43
FFBW, Inc.	Brookfield	WI	7	10/10/17	339.0	30.38
HMN Financial, Inc.	Rochester	MN	14	06/30/94	909.6	11.35
Home Federal Bancorp, Inc.	Shreveport	LA	8	01/18/05	535.4	9.61
HV Bancorp, Inc.	Doylestown	PA	5	01/11/17	861.6	4.52
IF Bancorp, Inc.	Watseka	IL	8	07/07/11	713.4	11.90
Mid-Southern Bancorp	Salem	IN	3	04/08/98	235.4	20.82
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	317.4	12.11

(1) As of September 30, 2020.

Source: Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Recent Financial Comparisons

Table 16 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 17 through 21 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended December 31, 2020.

The Company’s LTM ROA was 0.26%, reflecting profitability below the Comparative Group median of 0.67% and the All Public Thrift median of 0.77%. The Company’s lower ROA was attributable mainly to a higher efficiency ratio stemming from a lower level of non-interest income and higher level of non-interest expense. The Company’s LTM ROE was 2.38% and also lagged the Comparative Group median of 6.50% and the All Public Thrift median of 6.52%. All of the Comparative Group companies reported ROA results greater than that of the Company. Among the Comparative Group members, CBM Bancorp had the lowest ROA ratio at 0.32%.

Based on pre-tax core earnings as adjusted to exclude income taxes, intangibles amortization expense, and non-recurring items, the Company’s core profitability was also lower than the Comparative Group’s levels. The Company’s LTM pre-tax core earnings ratio was 0.33% of average assets and positioned below the corresponding Comparative Group median of 0.86% and the All Public Thrift median of 1.02%. The Company’s net interest margin of 3.14% slightly eclipsed the Comparative Group median of 3.10%, but did not sufficiently offset the competitive disadvantage in lower non-interest income and higher operating expense levels.

Feldman Financial Advisors, Inc.

Table 16

Key Financial Comparisons

Mineola Community MHC and the Comparative Group

As of or For the Last Twelve Months Ended December 31, 2020

	Mineola	Comparative	All Public
	Community	Group	Thrift
	MHC	Median	Median
Profitability Ratios
LTM Return on Average Assets (ROA)	0.26%	0.67%	0.77%
LTM Return on Average Equity (ROE)	2.38	6.50	6.52
Core Return on Avg. Assets (Core ROA)	0.26	0.64	0.78
Core Return on Avg. Equity (Core ROE)	2.38	6.28	6.48

Net Interest Margin	3.14	3.10	3.06
Efficiency Ratio	84.18	71.81	62.55

Income and Expense (% of avg. assets)
Total Interest Income	3.80	3.54	3.57
Total Interest Expense	0.88	0.67	0.71
Net Interest Income	2.92	2.86	2.84
Provision for Loan Losses	0.17	0.18	0.23
Other Operating Income	0.55	0.87	0.62
Net Secs. Gains and Non-rec. Income	0.00	0.02	0.03
General and Administrative Expense	2.96	2.72	2.56
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.33	0.86	1.02

Equity Capital Ratios
Total Equity / Total Assets	10.66	12.00	11.56
Tangible Equity / Tangible Assets	10.46	12.00	10.25

Growth Rates
Total Assets	11.99	9.77	14.14
Net Total Loans	20.32	5.65	9.19
Total Deposits	15.14	8.98	19.10

Feldman Financial Advisors, Inc.

Table 16 (continued)

Key Financial Comparisons

Mineola Community MHC and the Comparative Group

As of or For the Last Twelve Months Ended December 31, 2020

	Mineola	Comparative	All Public
	Community	Group	Thrift
	MHC	Median	Median
Balance Sheet Composition (% of total assets)
Cash and Securities	23.83%	26.40%	19.86%
Loans Receivable, net	71.18	69.17	72.12
Real Estate Owned	0.07	0.04	0.02
Intangible Assets	0.00	0.00	0.33
Other Assets	4.92	3.48	4.39
Total Deposits	78.47	78.29	78.90
Borrowed Funds	10.27	4.55	8.19
Other Liabilities	0.60	0.81	1.34
Total Liabilities	89.34	88.00	88.44
Total Equity	10.66	12.00	11.56

Loan Portfolio Composition (% of total loans)
Residential Real Estate Loans (1)	66.78	50.03	23.75
Other Real Estate Loans	27.09	37.76	47.80
Non-Real Estate Loans	6.13	16.99	28.45

Credit Risk Ratios
Non-performing Loans (2) / Total Loans	0.61	0.62	0.87
Non-performing Assets (2) / Total Assets	0.51	0.52	0.69
Reserves / Non-performing Loans (2)	119.53	127.03	106.08
Reserves / Total Loans	0.73	1.11	1.13

(1) Includes home equity loans.

(2) Includes accruing troubled debt restructurings.

Source: Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

As shown in Table 19, the Company’s level of net interest income at 2.92% of average assets moderately exceeded the Comparative Group median of 2.86%, owing to the Company’s relatively high concentration of assets invested in loans. The Company’s total interest income measured 3.80% of average assets for the LTM period, exceeding the Comparative Group median of 3.54%. The Company’s interest expense amounted to 0.88% of average assets and was positioned above the corresponding Comparative Group median of 0.67%. The Company’s higher usage of borrowings contributed to its higher level of interest expense. However, unlike most banking institutions, the Company’s net interest spread increased in 2020, advancing to 3.14% from 3.06% in 2019. The Company’s weighted average yield on interest-earning assets decreased by only six basis points from 4.15% for the year ended December 31, 2019 to 4.09% for the year ended December 31, 2020, while its weighted average cost of interest-bearing liabilities decreased by 17 basis points from 1.31% to 1.14%. The Company’s average balance of loans in 2020 increased by 15.7% from $170.5 million in 2019 to $197.2 million in 2020.

The Company’s non-interest operating income totaled 0.55% of average assets, lagging behind the Comparative Group median of 0.87%. The Company’s primary sources of non-interest income include service charges on deposit accounts, other service charges and fees, and income from bank-owned life insurance. Most of the Comparative Group companies reported higher levels of non-interest income, particularly expanded revenue streams from mortgage banking operations producing significant loan origination and servicing fees and gains on sale of loans.

The Company’s loan loss provision amounted to 0.17% of average assets for the recent LTM period and essentially matched the Comparative Group median of 0.18%. The Company increased its allowance for loan losses to account for accelerated loan growth, the uncertain economic impact of the coronavirus pandemic, and specific reserves for an impaired loan. The Company’s total non-performing assets (including accruing restructured loans) measured 0.51% at December 31, 2020, which approximated the Comparative Group median of 0.52% and was below the All Public Thrift median of 0.69%. Although the Company’s loan loss allowance has been increased in recent years due to the steady loan growth, the Company’s 0.73% ratio of loan loss allowance to gross total loans was still lower than the corresponding Comparative Group median of 1.11% and All Public Thrift median of 1.13%. The Company’s 119.5% ratio of loan loss allowance to total non-performing loans was also positioned below the Comparative Group median of 127.0%.

Feldman Financial Advisors, Inc.

The Company’s operating expense ratio at 2.96% of average assets exceeded the Comparative Group median of 2.72% and the All Public Thrift Median of 2.56%. Moreover, the Company’s 84.2% efficiency ratio compared unfavorably to the Comparative Group median of 71.8% and the All Public Thrift Median of 62.6%. None of the members of the Comparative Group exhibited efficiency ratios above 83% with CBM Bancorp at 82.9% and Mid-Southern Bancorp at 82.8%. Improving the efficiency ratio is a strategic goal for the Company as it seeks to leverage the operating infrastructure and staffing resources in place to continue to grow the balance sheet and generate increased levels of customer penetration and banking activity.

As reflected in Table 20, the overall balance sheet composition of the Company reflected a slightly higher concentration of loans to assets versus that of the overall Comparative Group. The Company’s net total loans amounted to 71.2% of total assets as of December 31, 2020, surpassing the median of 69.2% for the Comparative Group. The Company’s ratio of cash and securities to total assets was 23.8% and slightly lower than the median of 26.4% for the Comparative Group. The Company had intangible assets on its balance sheet in the form of a core deposit intangible, which measured 0.22% of total assets as of December 31, 2020, while its ratio of real estate owned at 0.07% of total assets was higher than the Comparative Group median of 0.04%. The Company’s ratio of other assets measured 4.7% and was higher than the Comparative Group median of 3.5%. The Company’s other assets include bank-owned life insurance, which measured 2.0% of total assets as of December 31, 2020.

Feldman Financial Advisors, Inc.

The Company has actively utilized borrowings as a supplemental source of funds. The Company’s ratio of borrowed funds to total assets amounted to 10.3% at December 31, 2020 and was higher than the Comparative Group median of 4.6%. The Company’s deposit level at 78.5% of total assets was similar to the Comparative Group median of 78.7% of total assets. The Company has experienced strong deposit growth measuring 11.6% compounded annually over the past three years, due in large part to its branch network expansion. The Company’s equity level before the offering was 10.7% relative to total assets as of December 31, 2020, which was below the Comparative Group median of 12.0%.

The Company’s level of one- to four-family residential real estate loans (including home equity loans) measured 66.8% of total loans based on regulatory financial data as of December 31, 2020, well above the Comparative Group median of 50.0%. The Comparative Group includes a number of companies that maintain a traditional thrift orientation with a heavy emphasis on residential mortgage lending, while also including other companies that have progressed toward diversifying their loan portfolio composition. The Company has diversified its loan portfolio to include more commercial real estate and construction and land loans; however, residential mortgage loans remain the core loan product in its portfolio.

The Company’s concentration of non-residential real estate loans (commercial real estate, multi-family real estate, and construction and land loans) represented 27.1% of total loans and was below the Comparative Group median of 37.8%. The Company exhibited a much lower level of non-real estate loans (mainly commercial business and consumer loans), which accounted for only 6.1% of total loans versus the Comparative Group median of 17.0%.

Feldman Financial Advisors, Inc.

The Company’s recent emphasis on balance sheet growth is reflected in the comparative growth rates. The Company’s asset growth rate measured 12.0% over the recent LTM period versus the Comparative Group median asset growth rate of 9.8%. The Company also exhibited a strong loan growth rate of 20.3% versus the Comparative Group median of 5.7%. The Company’s deposit growth rate of 15.1% also exceeded the Comparative Group median of 9.0%.

In summary, the Company’s recent earnings performance was below the results exhibited by the Comparative Group, while its capital ratios were slightly lower and its asset quality ratios were approximately similar to the levels represented by the Comparative Group medians. The Company’s profitability was characterized by a higher efficiency ratio that significantly offset the Company’s advantage of a higher net interest margin. Similar to most financial institutions its size, the Company is at a disadvantage of realizing economies of scale and faced with the ongoing challenge of improving its efficiency ratio either through bolstering its net interest margin, enhancing non-interest income generation, or improving the efficiency and productivity of its operating infrastructure. The Company’s earnings outlook will depend largely on its ability to maintain satisfactory loan quality as it grows the portfolio, to improve the net interest margin across movements in the interest rate environment, and to control non-interest expense as it seeks to expand its operations and transition to a publicly owned business.

Feldman Financial Advisors, Inc.

Table 17
General Operating Characteristics
As of December 31, 2020

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Mineola Community MHC	Mineola, TX	NA	NA	6	NA	299,638	235,140	31,939	31,278

Comparative Group Average						502,568	401,183	62,478	61,095
Comparative Group Median						437,183	352,242	52,359	50,233

Comparative Group
CBM Bancorp, Inc. (1)	Baltimore, MD	CBMB	NASDAQ	4	09/27/18	232,186	172,385	53,256	53,256
Cincinnati Bancorp, Inc.	Cincinnati, OH	CNNB	NASDAQ	6	10/14/15	237,134	152,207	41,503	41,330
Elmira Savings Bank	Elmira, NY	ESBK	NASDAQ	12	03/01/85	644,587	547,021	60,761	48,391
FFBW, Inc.	Brookfield, WI	FFBW	NASDAQ	7	10/10/17	338,972	226,625	103,265	102,841
HMN Financial, Inc.	Rochester, MN	HMNF	NASDAQ	14	06/30/94	909,580	795,204	103,252	102,393
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	8	01/18/05	535,394	477,859	51,462	51,462
HV Bancorp, Inc.	Doylestown, PA	HVBC	NASDAQ	5	01/11/17	861,621	730,826	38,927	38,927
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	713,399	587,365	84,918	84,918
Mid-Southern Bancorp, Inc.	Salem, IN	MSVB	NASDAQ	3	04/08/98	235,363	174,113	49,004	49,004
WVS Financial Corp.	Pittsburgh, PA	WVFC	NASDAQ	6	11/29/93	317,444	148,223	38,427	38,427

(1) As of September 30, 2020.

Source:  Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Table 18
General Financial Performance Ratios
As of or For the Last Twelve Months Ended December 31, 2020

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Mineola Community MHC	299,638	235,140	10.66	10.46	3.14	84.18	0.26	2.38	0.26	2.38

Comparative Group Average	502,568	401,183	15.06	14.86	2.95	70.43	0.80	6.98	0.79	6.84
Comparative Group Median	437,183	352,242	12.00	12.00	3.10	71.81	0.67	6.50	0.64	6.28

All Public Thrift Average	5,185,779	3,695,042	12.34	11.47	3.11	64.62	0.93	7.77	0.97	8.05
All Public Thrift Median	1,722,094	1,354,317	11.56	10.39	3.06	62.55	0.77	6.52	0.78	6.48

Comparative Group
CBM Bancorp, Inc. (1)	232,186	172,385	22.94	22.94	3.37	82.94	0.32	1.27	0.27	1.07
Cincinnati Bancorp, Inc.	237,134	152,207	17.50	17.44	2.58	73.49	1.36	9.46	1.36	9.46
Elmira Savings Bank	644,587	547,021	9.43	7.66	3.06	71.82	0.64	6.95	0.64	6.97
FFBW, Inc.	338,972	226,625	30.46	30.38	3.40	72.71	0.62	2.14	0.61	2.13
HMN Financial, Inc.	909,580	795,204	11.35	11.27	3.51	61.04	1.21	10.56	1.21	10.56
Home Federal Bancorp, Inc.	535,394	477,859	9.61	9.61	3.36	62.00	0.93	9.30	0.89	8.96
HV Bancorp, Inc.	861,621	730,826	4.52	4.52	2.57	67.04	1.23	16.90	1.21	16.57
IF Bancorp, Inc.	713,399	587,365	11.90	11.90	2.79	71.80	0.70	6.06	0.64	5.60
Mid-Southern Bancorp, Inc.	235,363	174,113	20.82	20.82	3.13	82.77	0.55	2.39	0.51	2.23
WVS Financial Corp.	317,444	148,223	12.11	12.11	1.68	58.73	0.50	4.81	0.51	4.90

(1) As of or for the last twelve months ended September 30, 2020.

Source:  Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Table 19
Income and Expense Analysis
For the Last Twelve Months Ended December 31, 2020

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang.	Expense	Earnings
Mineola Community MHC	3.80	0.88	2.92	0.55	0.00	0.17	2.96	0.00	0.00	0.33

Comparative Group Average	3.46	0.70	2.76	1.41	0.02	0.18	2.95	0.00	0.00	1.04
Comparative Group Median	3.54	0.67	2.86	0.87	0.02	0.18	2.72	0.00	0.00	0.86

All Public Thrift Average	3.66	0.73	2.93	1.36	0.07	0.29	2.75	0.02	0.05	1.21
All Public Thrift Median	3.57	0.71	2.84	0.62	0.03	0.23	2.56	0.00	0.00	1.02

Comparative Group
CBM Bancorp, Inc. (1)	3.90	0.66	3.24	0.50	0.06	0.19	3.14	0.00	0.00	0.41
Cincinnati Bancorp, Inc.	3.46	1.12	2.34	4.59	0.00	0.11	5.09	0.01	0.00	1.72
Elmira Savings Bank	3.47	0.91	2.56	1.12	0.00	0.22	2.64	0.00	0.00	0.81
FFBW, Inc.	3.75	0.55	3.21	0.38	0.00	0.18	2.60	0.01	0.00	0.81
HMN Financial, Inc.	3.74	0.33	3.41	1.75	0.00	0.32	3.15	0.01	0.00	1.69
Home Federal Bancorp, Inc.	4.04	0.86	3.19	1.01	0.04	0.41	2.66	0.00	0.00	1.13
HV Bancorp, Inc.	2.95	0.67	2.28	3.58	0.03	0.24	3.95	0.00	0.00	1.68
IF Bancorp, Inc.	3.60	0.90	2.71	0.74	0.07	0.07	2.47	0.00	0.00	0.90
Mid-Southern Bancorp, Inc.	3.44	0.43	3.01	0.35	0.05	0.06	2.78	0.00	0.00	0.52
WVS Financial Corp.	2.24	0.60	1.64	0.11	(0.01)	0.02	1.03	0.00	0.00	0.70

(1) For the last twelve months ended September 30, 2020.

Source:  Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Table 20
Balance Sheet Composition
As of December 31, 2020

	As a Percent of Total Assets
	Cash and	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Mineola Community MHC	23.83	71.18	0.07	0.22	4.70	78.47	10.27	0.60	89.34	10.66

Comparative Group Average	33.91	61.82	0.07	0.22	3.98	75.47	8.54	0.93	84.94	15.06
Comparative Group Median	26.40	69.17	0.04	0.00	3.48	78.29	4.55	0.81	88.00	12.00

All Public Thrift Average	21.65	71.24	0.07	0.87	4.40	76.44	9.82	1.41	87.66	12.34
All Public Thrift Median	19.86	72.12	0.02	0.33	4.39	78.90	8.19	1.34	88.44	11.56

Comparative Group
CBM Bancorp, Inc. (1)	25.75	70.30	0.33	0.00	3.62	74.24	2.15	0.67	77.06	22.94
Cincinnati Bancorp, Inc.	17.02	75.91	0.00	0.07	6.99	64.19	16.20	2.11	82.50	17.50
Elmira Savings Bank	17.21	75.00	0.03	1.91	5.85	84.86	4.76	0.95	90.57	9.43
FFBW, Inc.	31.57	63.85	0.04	0.13	4.42	66.86	2.21	0.47	69.54	30.46
HMN Financial, Inc.	25.87	71.33	0.07	0.09	2.63	87.43	0.00	1.22	88.65	11.35
Home Federal Bancorp, Inc.	26.93	68.04	0.14	0.00	4.90	89.25	0.80	0.33	90.39	9.61
HV Bancorp, Inc.	50.90	46.12	0.00	0.00	2.98	84.82	9.62	1.04	95.48	4.52
IF Bancorp, Inc.	25.57	71.04	0.05	0.00	3.34	82.33	4.43	1.34	88.10	11.90
Mid-Southern Bancorp, Inc.	48.83	48.12	0.04	0.00	3.01	73.98	4.67	0.53	79.18	20.82
WVS Financial Corp.	69.45	28.45	0.00	0.00	2.10	46.69	40.54	0.67	87.89	12.11

(1) As of September 30, 2020.

Source: Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Table 21
Growth Rates, Credit Risk, and Loan Composition
As of or For the Last Twelve Months Ended December 31, 2020

				NPLs	NPAs	Loan	Loan	Resid.	Other	Non-
	Asset	Loan	Deposit	(1) /	(1) /	Loss	Loss	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
Mineola Community MHC	11.99	20.32	15.14	0.61	0.51	119.53	0.73	66.78	27.09	6.13

Comparative Group Average	21.19	6.32	24.90	0.70	0.52	212.30	1.09	48.20	35.95	15.85
Comparative Group Median	9.77	5.65	8.98	0.62	0.52	127.03	1.11	50.03	37.76	16.99

All Public Thrift Average	20.63	13.04	24.38	0.99	0.73	191.52	1.16	28.76	42.85	28.38
All Public Thrift Median	14.14	9.19	19.10	0.87	0.69	106.08	1.13	23.75	47.80	28.45

Comparative Group
CBM Bancorp, Inc. (1)	6.63	10.68	11.04	0.31	0.55	337.30	1.05	42.27	36.67	21.05
Cincinnati Bancorp, Inc.	(1.93)	(1.33)	6.13	0.72	0.56	127.03	0.94	59.96	39.45	0.59
Elmira Savings Bank	6.22	(6.25)	6.80	1.13	0.89	103.71	1.18	61.24	20.25	18.51
FFBW, Inc.	16.00	14.22	4.31	0.68	0.48	188.40	1.28	30.39	59.24	10.37
HMN Financial, Inc.	16.97	8.14	18.01	0.40	0.36	404.65	1.62	26.37	58.17	15.46
Home Federal Bancorp, Inc.	17.59	7.98	19.06	1.06	0.87	97.30	1.03	30.49	38.84	30.67
HV Bancorp, Inc.	142.99	35.66	157.54	0.56	0.26	89.49	0.50	64.47	11.56	23.97
IF Bancorp, Inc.	5.19	3.32	6.92	0.26	0.24	489.30	1.26	23.75	50.32	25.92
Mid-Southern Bancorp, Inc.	12.92	(8.12)	18.47	1.90	0.96	73.50	1.39	57.79	36.44	5.77
WVS Financial Corp.	(10.64)	(1.11)	0.74	0.00	0.00	NM	0.67	85.26	8.53	6.21

(1) Includes accruing troubled debt restructurings.
(2) As of or for the last twelve months ended September 30, 2020.

Source: Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general. Therefore, the valuation range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)       Earnings Prospects

(2)       Financial Condition

(3)       Market Area

(4)       Management

(5)       Dividend Payments

(6)       Liquidity of the Issue

Feldman Financial Advisors, Inc.

(7)       Subscription Interest

(8)       Recent Acquisition Activity

(9)       Effect of Banking Regulations and Regulatory Reform

(10)     Stock Market Conditions

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Company’s profitability in recent years generally has been restrained due to its high efficiency ratio stemming from an above-average operating expense level and below-average non-interest income production. These disadvantages are offset somewhat by the Company’s solid net interest margin and its history of low levels of loan loss provisions, although the provision was increased in 2020.

The Company’s earnings compared unfavorably to the Comparative Group for the recent LTM period. The Company’s ROA measured 0.26% versus the Comparative Group median of 0.67%. The Company believes that it is positioned to achieve its internal growth objectives in its targeted market areas. The Company’s increased capital position after the offering will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and additional leverage capacity to grow the balance sheet. In the near term, the Company’s profitability will continue to be challenged by net interest margin pressure, new stock benefit plans, public company costs, and regular loan loss provisions to ensure that the Company’s reserve level increases commensurately with the risk profile of the growing loan portfolio. Based on the Company’s earnings fundamentals and recent operating results, we believe that the significant challenges of increasing profitability warrant a downward adjustment to the Company’s pro forma market value relative to the Comparative Group.

Feldman Financial Advisors, Inc.

Financial Condition

As discussed and summarized in Chapter I, the Company’s balance sheet composition reflects a large concentration of real estate loans, a lesser amount of investment securities, and a liquidity portfolio comprising cash and cash equivalents. The Company relies mainly on its deposit base as a funding source, and also utilizes borrowings to supplement deposits. Historically, the Company’s deposit base was heavily reliant upon certificate accounts. In recent years, the Company has emphasized growing its transaction accounts.

In contrast to the Comparative Group, the Company exhibited a slightly lower level of pre-offering equity capital, a slightly higher ratio of loans to assets, comparable measures of credit quality, and a lower level of loan loss reserves. Before the infusion of net capital proceeds, the Company’s total equity ratio at 10.66% of assets was positioned slightly below the 12.00% median of the Comparative Group. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions, emphasis on real estate lending, and satisfactory asset quality, similar to the Company’s financial profile. Therefore, on the whole, we believe that no adjustment is warranted for the Company’s financial condition relative to the Comparative Group.

Market Area

The members of the Comparative Group are located in the Southwest, Mid-Atlantic, and Midwest regions of the country. The market areas encompassing the Comparative Group companies include large metropolitan areas such as Cincinnati, Philadelphia, and Pittsburgh, along with smaller metropolitan and micropolitan areas. The Comparative Group companies are characterized by a cross-section of market areas that constitute smaller to larger metropolitan areas with relatively stable economies, solid household income levels, and moderate population growth prospects as shown in Table 22.

Feldman Financial Advisors, Inc.

Table 22

Selected Demographic Data of Primary Market Areas

Mineola Community MHC and the Comparative Group

		Wtd. Avg.	Wtd. Avg.	Unemployment
		Median House-	Est. Population	Rate
		hold Income	Growth	December
	Headquarters	2021 (1)	2021-26 (1)	2020 (2)
Company	Location	($)	(%)	(%)
Mineola Community MHC	Mineola, TX	54,979	5.68	6.3

	[Wood County, TX]	52,787	5.71	6.6
	[Van Zandt County, TX]	59,221	5.58	6.0
	[Smith County, TX]	62,538	6.25	6.4

Comparative Group Average		65,082	0.24	5.8
Comparative Group Median		65,793	1.11	6.2

Comparative Group
CBM Bancorp, Inc.	Baltimore, MD	87,338	1.43	5.6
Cincinnati Bancorp, Inc.	Cincinnati, OH	68,988	1.70	4.7
Elmira Savings Bank	Elmira, NY	58,446	(2.06)	6.7
FFBW, Inc.	Brookfield, WI	66,586	1.26	6.0
HMN Financial, Inc.	Rochester, MN	72,330	2.28	3.9
Home Federal Bancorp, Inc.	Shreveport, LA	45,915	(0.75)	6.6
HV Bancorp, Inc.	Doylestown, PA	75,304	0.95	6.5
IF Bancorp, Inc.	Watseka, IL	50,891	(2.92)	6.4
Mid-Southern Bancorp, Inc.	Salem, IN	60,023	1.30	5.1
WVS Financial Corp.	Pittsburgh, PA	64,999	(0.81)	6.6

(1) Weighted average based on pro rata branch deposit totals of each company in its primary MSA or county markets.

(2) Based on unemployment rate in company's primary MSA market or primary county market as ranked by deposits.

Source:  Claritas; S&P Global Market Intelligence; U.S. Bureau of Labor Statistics.

The Company’s primary market areas include Wood, Van Zandt, and Smith counties in East Texas. As shown in Table 22, the weighted average household income of the Company’s market area (as computed based on pro rata branch deposit concentrations applied to the demographic data indicator) was $54,979 and below the Comparative Group median of $65,793 as well as the U.S. nationwide median of $67,761. Among the Comparative Group companies, household income levels lower than the Company’s primary market area were exhibited by only two companies: Home Federal Bancorp, which is based in the Shreveport, Louisiana MSA, and IF Bancorp, which is located in the Danville, Illinois MSA. The larger metropolitan areas represented by other Comparative Group markets generally exhibited higher levels of household income, including major regional MSAs such as Baltimore, Cincinnati, Milwaukee, Philadelphia, and Pittsburgh. However, the weighted average population growth forecast for the Company’s aggregate market area of 5.7% over the next five years exceeded the Comparative Group median of 1.1%. On the contrary, the unemployment rate for Wood County was 6.6% in December 2020 and exceeded the Comparative Group median and average rates of 6.2% and 5.8%, respectively. While the Company’s primary market area is characterized by comparatively lower household income levels, its population growth projections are generally more favorable than those of the Comparative Group, and its unemployment rate is slightly higher. In recognition of these varying demographic factors altogether, we believe that no adjustment is warranted for market area.

Feldman Financial Advisors, Inc.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly challenging financial services environment. The normal challenges facing the Company in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the net capital proceeds from the offering. The Company is led by its President and CEO, James Herlocker, III, who was been employed by the Bank since 1978 and has served in the top executive positions since 1996. Each of the Bank’s senior executive officers has extensive years of banking experience. Nevertheless, the management team has ongoing challenges ahead in improving earnings results, growing the banking franchise, and controlling operating expenses as the Bank transitions to a public company. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Company pursues its asset growth and earnings improvement objectives. Based on these considerations, we believe that no adjustment is warranted relative to the Comparative Group for this factor.

Feldman Financial Advisors, Inc.

Dividend Payments

Following the completion of the Conversion, the Board of Directors of Texas Community Bancshares will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividends will depend upon many factors, including the following: (1) the financial condition and operating results of Texas Community Bancshares and the Bank; (2) regulatory capital requirements and limitations on dividends; (3) other uses of funds for the long-term value of stockholders; (4) tax considerations; and (5) general economic conditions. There is no assurance that Texas Community Bancshares will actually pay cash dividends or that, if paid, such dividends will not be reduced or eliminated in the future.

Payment of cash dividends has become commonplace among publicly traded thrifts with solid capital levels. Of the 10 members of the Comparative Group, five currently pay regular cash dividends. The median dividend yields of the Comparative Group and All Public Thrift aggregate were 0.38% and 1.59% as of February 26, 2021, respectively. Based on the anticipated strong capital levels of the Bank and Texas Community Bancshares after the Conversion, investors are likely to expect that Texas Community Bancshares will commence paying regular dividends not too long after the offering is completed as a means of enhancing shareholder returns. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of initial public offerings by thrift institutions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Stock Market. All 10 members of the Comparative Group are listed on the NASDAQ Stock Market. Texas Community Bancshares expects that its shares of common stock will be traded on the NASDAQ Stock Market under the symbol “TCBS” upon conclusion of the offering.

Feldman Financial Advisors, Inc.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity, and orderliness, depend on the existence of willing buyers and sellers. The median market capitalization of the Comparative Group companies was $48.9 million as of February 26, 2021. The All Public Thrift median market capitalization was much higher at $204.5 million. Of the 10 companies in the Comparative Group, all are traded on NASDAQ Stock Market and indicated an overall average daily trading volume of approximately 4,000 shares over the LTM period. The Company’s comparably sized stock issue on a pro forma basis would firmly suggest that, given a proposed NASDAQ market listing, it would enjoy a depth of liquidity similar to that facilitated by the Comparative Group’s market capitalizations and trading volume histories. Therefore, we have concluded that no adjustment to the Company’s pro forma market value is warranted to address the liquidity of its common stock issue.

Subscription Interest

The Company has retained the services of Performance Trust Capital Partners, LLC to assist in the marketing and sale of the offering. The employee stock ownership plan (“ESOP”) intends to purchase shares in the subscription offering equal to 8.0% of the total amount of shares to be outstanding. The Company expects its directors, officers, employees, and their associates to purchase 337,500 shares of common stock in the subscription offering for an aggregate amount of approximately $3.4 million based on a $10.00 offering price per share. The minimum number of shares of common stock that may be purchased in the offering is 25 shares ($250). Excluding the ESOP purchase, the maximum number of shares of common stock that may be purchased in the offering by any person or persons exercising subscription rights through a single deposit account is 25,000 shares ($250,000 equivalent). No person together with an associate or group of persons acting in concert may purchase more than 50,000 shares ($500,000 equivalent).

Feldman Financial Advisors, Inc.

Recent subscription interest in thrift stock conversion offerings has been varied. No standard conversion offerings have been completed thus far in 2021, two were completed in 2020, and two were completed in 2019. Of the four standard conversions completed in 2019 and 2020, only one (Richmond Mutual Bancorporation) was fully subscribed by eligible record holders in the subscription phase and closed at the adjusted maximum of its offering range. Systematic Savings Bank closed its small offering at the adjusted maximum based on support from the community offering, while the sizable offering by Eastern Bankshares was closed at slightly below the maximum and Eureka Homestead Bancorp was closed at marginally above the minimum.

Investor interest in recent thrift stock issues has been supported by the overall favorable performance results of the banking industry, stable housing market conditions, after-market pricing trends, and the expectation of continued merger and acquisition activity. We are not currently aware of any additional market evidence or characteristics that may help predict the level of interest in the Company’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and, at the present time, requires no further adjustment.

Recent Acquisition Activity

Table 23 summarizes recent acquisition activity involving banks and thrifts based in the state Texas from January 1, 2019 to February 26, 2021. There were 36 such acquisition transactions with only one transaction involving a savings institution as seller, the sale in 2019 of Preferred Bancshares to Texas Independent Bancshares. The acquisition valuation ratios paid in these transactions generally have followed the nationwide acquisition valuation trends. Given that there will be significant regulatory restrictions on the ability to acquire control of Texas Community Bancshares or the Bank for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in analyzing the Company’s pro forma market value. Moreover, the standard of value applied herein does not require an acquisition value determination.

Feldman Financial Advisors, Inc.

Effect of Banking Regulations and Regulatory Reform

In response to the financial crisis of 2008 and 2009, Congress took actions intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers believe that the Dodd-Frank legislation has led to increased compliance costs. Legislation was enacted in 2018 that preserves the fundamental elements of the post-Dodd-Frank regulatory framework, but included modifications that was expected to result in some meaningful regulatory relief for smaller and certain larger banking organizations.

As a stock savings bank insured by the FDIC and supervised by its primary regulators, the Bank will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of December 31, 2020, the Bank was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of banking regulations and regulatory reform.

Feldman Financial Advisors, Inc.

Table 23

Summary of Recent Texas Acquisition Activity

Pending or Completed Transactions Announced Since January 1, 2019

				Seller's Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
				Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	St.	Seller	St.	($Mil.)	(%)	(%)	(%)	Announced	(1)	($Mil.)	(%)	(%)	(x)	(%)
Median				155.1	11.79	0.95	7.68	NA	NA	70.8	157.9	159.9	17.7	15.56
Average				3,424.1	11.84	0.87	7.64	NA	NA	1,239.9	165.5	172.7	23.7	16.87
Peoples Bancorp Inc.	TX	Baylor Bancshares Inc.	TX	143.8	14.88	0.61	3.65	01/04/21	P	NA	NA	NA	NA	NA
Lone Star Capital Bank NA	TX	Bus. Bank of Texas N.A.	TX	114.9	12.63	0.04	0.29	12/21/20	P	NA	NA	NA	NA	NA
VeraBank Inc.	TX	Panola National Bank	TX	125.3	11.10	0.70	5.90	12/18/20	P	17.5	125.9	125.9	27.2	14.0
Happy Bancshares Inc.	TX	First National Bank of Tahoka	TX	55.5	10.50	(0.24)	(2.29)	12/11/20	P	NA	NA	NA	NA	NA
BancorpSouth Bank	MS	National United Bancshares Inc	TX	748.6	9.99	1.10	10.53	12/02/20	P	114.7	156.3	156.3	15.8	15.3
PNC Financial Services Group	PA	BBVA USA Bancshares, Inc.	TX	103,652.9	10.99	(2.52)	(20.00)	11/16/20	P	11,567.0	103.9	131.3	NA	11.2
Happy Bancshares Inc.	TX	Muleshoe Bancshares Inc.	TX	104.1	14.49	0.36	2.37	10/29/20	P	NA	NA	NA	NA	NA
Sulphur Springs Bcshs Inc.	TX	Morris County National Bank	TX	94.5	11.02	1.18	10.76	09/30/20	C	NA	NA	NA	NA	NA
Snyder Holding Co.	TX	West Texas State Bank	TX	160.7	12.00	1.71	13.91	09/12/20	C	NA	NA	NA	NA	NA
Louise Bancshares Inc.	TX	Dilley State Bank	TX	143.7	16.69	0.59	3.56	09/01/20	C	NA	NA	NA	NA	NA
Texas Heritage Bancshares Inc	TX	Medina Community Bcshs Inc	TX	242.1	11.05	1.46	12.60	08/26/20	P	NA	NA	NA	NA	NA
Southwest Bancshares Inc.	TX	Capitol Texas/Texas Hill	TX	373.9	13.11	NA	NA	06/30/20	C	NA	NA	NA	NA	NA
Heartland Financial USA Inc.	IA	AIM Bancshares Inc.	TX	1,775.8	11.12	1.42	13.35	02/11/20	C	280.4	176.4	209.6	13.4	15.8
Dry Lake Financial LLC	TX	Espuela Bank Shares Inc.	TX	46.2	11.90	0.58	5.09	01/23/20	P	NA	NA	NA	NA	NA
Investor Group	--	Daingerfield Holding Co.	TX	143.1	10.89	1.11	9.87	12/26/19	P	NA	NA	NA	NA	NA
Wichita Falls Bancshares Inc.	TX	Chico Bancorp Inc.	TX	185.0	11.69	0.61	5.52	12/17/19	C	NA	NA	NA	NA	NA
Adam Bank Group Inc.	TX	Security Star Bancshares Inc.	TX	921.7	14.18	2.33	17.04	11/19/19	C	NA	NA	NA	NA	NA
Crossroads Systems Inc.	TX	Rice Bancshares Inc.	TX	149.6	13.66	0.61	4.70	11/18/19	P	NA	NA	NA	NA	NA
Cendera Bancorp, Inc.	TX	Cendera Financial Holdings Inc	TX	103.0	12.65	1.13	9.24	11/15/19	P	21.0	225.3	225.3	27.5	20.4
Oakwood Bancshares Inc.	TX	Community Bank of Snyder	TX	109.3	11.65	0.58	5.31	10/01/19	C	NA	NA	NA	NA	NA
BancorpSouth Bank	MS	Texas First Bancshares Inc.	TX	391.3	8.74	0.30	3.53	09/23/19	C	44.3	159.6	163.4	57.2	11.3
First Financial Bankshares	TX	TB&T Bancshares Inc.	TX	624.1	11.38	1.76	16.68	09/19/19	C	207.6	291.3	297.1	19.4	33.3
Third Coast Bancshares Inc.	TX	Heritage Bancorp Inc. (2)	TX	289.7	13.14	1.50	11.69	09/12/19	C	NA	NA	NA	NA	NA
Happy Bancshares Inc.	TX	Centennial Bank	TX	799.3	10.01	1.09	11.25	08/15/19	C	NA	NA	NA	NA	NA
Happy Bancshares Inc.	TX	First State Bank of Mobeetie	TX	76.2	13.33	0.80	6.76	08/05/19	C	NA	NA	NA	NA	NA
WSB Bancshares Inc.	TX	First Paducah Bcshs of TX Inc.	TX	43.9	10.03	0.10	1.07	07/28/19	C	4.8	102.8	102.8	NA	10.9
South Plains Finl Inc.	TX	West Texas State Bank	TX	429.3	12.16	1.42	12.32	07/25/19	C	76.1	145.8	147.0	15.9	17.7
Spirit of Texas Bancshares Inc	TX	Chandler Bancorp Inc.	TX	349.1	12.42	1.55	12.75	07/24/19	C	65.6	168.0	168.0	12.7	18.8
Grant Bancshares Inc.	LA	First State Bank	TX	61.6	13.18	0.23	1.77	07/02/19	C	NA	NA	NA	NA	NA
Industry Bancshares Inc.	TX	State National Bank in West	TX	77.6	8.23	0.64	7.63	06/25/19	C	NA	NA	NA	NA	NA
Prosperity Bancshares Inc.	TX	LegacyTexas Finl Group Inc	TX	9,346.1	12.00	1.75	15.05	06/17/19	C	2,056.7	181.5	216.0	12.7	22.0
PFBS Holdings Inc.	TX	Lakeside Bancshares Inc.	TX	61.3	9.81	NA	NA	05/31/19	C	NA	NA	NA	NA	NA
BancFirst Corp.	OK	Pegasus Bank	TX	624.2	7.56	1.16	17.37	04/24/19	C	122.0	258.6	258.6	17.1	19.6
Private Investors	--	State National Bank of Groom	TX	39.0	10.39	0.55	5.41	04/08/19	P	NA	NA	NA	NA	NA
BancorpSouth Bank	MS	Van Alstyne Financial Corp.	TX	377.8	12.40	2.02	17.47	03/05/19	C	86.7	212.0	212.0	11.8	23.0
Texas Independent Bcshs Inc.	TX	Preferred Bancshares Inc.	TX	282.3	15.31	1.21	7.72	02/18/19	C	NA	NA	NA	NA	NA

 (1)  P = pending; C = completed.

 (2)  Merger of equals transaction.

 Source:  S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Stock Market Conditions

Financial stocks performed well in the economic recovery, and bank and thrift stocks participated fully in the sustained market rally from 2009 to 2018. Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were major factors influencing equity market returns over this period, the second longest market rally in U.S. history. As the banking industry continued its recovery from the financial crisis, the Federal Reserve Board maintained a program of keeping rates at historic lows and implemented a series of three rate cuts in 2019. The Federal Reserve Board lowered the target range for the federal funds rate in July 2019 to 2.00-2.25%, in September 2019 to 1.75-2.00%, and in October 2019 to 1.50-1.75%. Favorable policy developments, including the further monetary easing by the Federal Reserve Board and de-escalation of the U.S.-China trade conflict, helped stocks to a strong final quarter of 2019 and lifted the S&P 500 Index to a 31.5% gain for the full year of 2019.

Headed into 2020, market observers voiced concerns that the global economy was sluggish and that the U.S. was firmly in the late-cycle phase, having hit all of the typical milestones, with the exception that credit conditions generally remained favorable. The overall market began to experience sharp volatility in February 2020 and entered official correction levels (down 10% from 52-week highs). Interest rates dropped as a flight to safety saw 10-year and 30-year U.S. Treasury bonds trade at all-time lows. The market volatility was spurred by the outbreak of the novel coronavirus and concerns about its impact on the U.S. economy, supply chains, and consumer spending. During late February and early March 2020, the S&P 500 Index experienced broad daily swings of upward and downward movement by 3-4% measures. In an extraordinary attempt to contain the coronavirus’s economic fallout, the Federal Reserve Board slashed interest rates in March 2020 as it unanimously approved its largest one-time cut – and first emergency rate move – since the depths of the 2008 financial crisis. The Federal Reserve Board lowered the target range for the federal funds rate by 50 basis points to 1.00-1.25%.

Feldman Financial Advisors, Inc.

As the coronavirus evolved into a global pandemic, disrupting major economies around the world and abruptly ending the longest stock market bull run in U.S. history. U.S. equities fell sharply, then rebounded off their lows from March 2020 and performed strongly for the remainder of the year. Congress, the Federal Reserve Board, and various federal and state financial regulatory agencies took actions to mitigate the adverse effects on economic activity and financial stability resulting from the pandemic and implemented programs to bolster the flow of credit and financial resources to households, businesses, and communities. After the successful development of effective coronavirus vaccines in the fourth quarter of 2020, segments of the market that had previously lagged, such as energy, financials, and industrials, gained strength as the U.S. stock market surged to an all-time high in December. As 2020 closed, the S&P 500 Index ended the year up 18.4%. A combination of depressed valuations, substantial fiscal and monetary stimulus, and a solid improvement in corporate earnings supported the U.S. equity market recovery in 2020.

Table 24 displays the one-year performance of an array of market indexes maintained on the SNL Financial platform by S&P Global Market Intelligence and highlights the recent volatility in the U.S. equity markets. The SNL Micro Cap Thrift Index (including all public thrifts with market capitalizations less than $250 million) decreased by 2.6% over the one-year period ended February 26, 2021, underperforming the broader S&P 500 index which was up 29.0% during this period. The SNL Thrift NASDAQ Index (including all NASDAQ-listed thrifts) experienced a 7.4% gain over the one-year period. Table 25 presents the comparative market indexes over the three-year period ended February 26, 2021. The S&P 500 Index was up 40.4% over the three-year period, while the SNL Thrift NASDAQ Index and the SNL Micro Cap Thrift Index were down by 3.0% and 5.4%, respectively. The bank and thrift sector has lagged the overall market amid concerns that a weaker economy would lead to increases in credit losses and lower interest rates would continue to suppress net interest margins.

Feldman Financial Advisors, Inc.

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining or volatile thrift stock prices as investors require larger inducements, and narrows during stronger market conditions. Table 26 presents a summary of standard thrift conversion offerings since January 1, 2017. The pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus existing publicly traded thrifts. The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the net new capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for standard conversion offerings was 59.6% for the 2019 to 2020 period and the median pro forma price-to-tangible book ratio was 63.3%. The median pro forma price-to-earnings ratio was 31.8x during the 2019 to 2020 period. As noted previously, there have not been any standard conversion offerings completed in the year-to-date 2021 period.

Historically, newly converted thrifts have gradually traded upward to a range near existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend in earnings improvement was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in unsustainable price-to-earnings ratios and very marginal returns on equity.

Feldman Financial Advisors, Inc.

Table 24

Comparative One-Year Stock Index Performance

For the One-Year Period Ended February 26, 2021

S&P 500
SNL Thrift NASDAQ
SNL Micro Cap Thrift
30
20
10
0
-10
-20
-30
-40
Price Change (%)
Mar '20
May '20
Jul '20
Sep '20
Nov '20
Jan '21
S&P 500
SNL U.S. Thrift NASDAQ
SNL Micro Cap U.S. Thrift

Feldman Financial Advisors, Inc.

Table 25

Comparative Three-Year Stock Index Performance

For the Three-Year Period Ended February 26, 2021

S&P 500
SNL Micro Cap Thrift
SNL Thrift NASDAQ
Price Change (%)
40
20
0
-20
-40
Jul '18
Jan '19
Jul '19
Jan '20
Jul '20
Jan '21
S&P 500
SNL U.S. Thrift NASDAQ
SNL Micro Cap U.S. Thrift

Feldman Financial Advisors, Inc.

Table 26

Summary of Standard Conversion Offerings

Transactions Completed Since January 1, 2017

						Pro Forma Ratios						After-Market
					Gross	Price/	Price/	Price/	Tang.		2/26/21	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Closing	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	Price	Day	Week	Month	2/26/21
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
2019 to 2020 -- Average				1,537.6	202.2	63.0	64.9	36.1	21.93	NA	NA	26.3	26.9	30.3	44.0
2019 to 2020 -- Median				119.3	16.5	59.6	63.3	31.8	22.32	NA	NA	28.5	27.4	25.3	34.1

2017 to 2020 -- Average				1,537.6	202.2	66.1	67.0	29.1	19.32	NA	NA	34.4	35.7	35.8	46.3
2017 to 2020 -- Median				119.3	16.5	68.6	70.4	22.7	20.28	NA	NA	30.0	35.0	32.9	45.8

Standard Conversion Offerings
Eastern Bankshares, Inc.	MA	NASDAQ	10/14/20	13,996.5	1,792.9	58.2	65.9	18.4	23.10	10.00	17.61	21.5	24.8	36.2	76.1
Systematic Savings Bank	MO	OTC	10/13/20	40.0	6.0	58.7	58.7	62.5	24.01	10.00	NA	NA	NA	NA	NA
Eureka Homestead Bancorp, Inc.	LA	OTC	07/09/19	98.4	14.3	60.6	60.6	44.7	21.53	10.00	12.50	21.0	21.0	21.7	25.0
Richmond Mutual Bancorporation	IN	NASDAQ	07/01/19	882.8	130.3	74.5	74.5	18.9	19.09	10.00	13.08	36.5	35.0	32.9	30.8
CBM Bancorp, Inc.	MD	NASDAQ	09/27/18	184.2	42.3	73.5	73.5	41.7	26.69	10.00	14.65	28.0	26.2	21.2	46.5
Sidney Federal S&L Association	NE	OTC	07/26/18	16.7	1.3	71.0	71.0	NM	10.83	10.00	10.00	NA	NA	NA	0.0
Eagle Financial Bancorp, Inc.	OH	OTC	07/20/17	119.3	15.7	61.7	61.7	10.2	20.28	10.00	16.95	49.2	50.5	60.9	69.5
Heritage NOLA Bancorp, Inc.	LA	OTC	07/12/17	104.1	16.5	72.5	72.5	NM	20.48	10.00	12.81	22.2	19.9	16.0	28.1
PCSB Financial Corporation	NY	NASDAQ	04/20/17	1,240.9	178.3	68.6	70.4	36.5	18.42	10.00	16.16	64.6	63.1	63.6	61.6
HV Bancorp, Inc.	PA	NASDAQ	01/11/17	177.1	21.8	70.7	70.7	22.7	15.46	10.00	18.04	36.7	40.8	40.0	80.4
Community Savings Bancorp, Inc.	OH	OTC	01/10/17	53.6	4.4	57.3	57.3	6.1	12.68	10.00	14.50	30.0	40.0	30.0	45.0

Source: S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Accordingly, thrift conversions continue to be priced at discounts to comparable publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current interest rate environment and against the backdrop of an increasingly competitive banking sector and volatile equities market.

For the 5,001 FDIC-insured commercial banks and savings institutions, full-year 2020 net income totaled $147.9 billion, a decline of $84.9 billion or 36.5% from 2019. The decline was primarily attributable to higher provision expenses in the first half of 2020 tied to pandemic-related deterioration in economic activity. Provision expenses increased by $77.1 billion or 140% and net interest income declined by $20.0 billion or 3.7%. The banking industry’s average net interest margin declined 54 basis points from 3.36% in 2019 to 2.82% in 2020. The average ROA declined from 1.29% in 2019 to 0.72% in 2020. The asset growth rate of the banking industry increased from 3.9% in 2019 to17.4% in 2020, while the deposit growth increased from 4.8% to 22.6% in 2020. The injection of stimulus-related funds into the economic system increased the industry’s holdings of liquid assets and deposit liabilities. The ratio of non-performing assets to total assets increased from 0.55% at year-end 2019 to 0.61% at year-end 2020. Largely due to the banking industry’s significant asset expansion in 2020, the average equity capital ratio declined from 11.32% at year-end 2019 to 10.17% at year-end 2020.

Bank and thrift industry earnings results have continued to be solid in comparison to historical levels, but earnings growth has been challenged recently by eroding net interest margins and increasing credit-related charges. Industry operating expenses generally continue to rise in the face of sluggish growth in non-interest operating income. While bank and thrift industry capital levels remain strong and overall asset quality has stabilized, there continue to be volatile swings in the market for bank and thrift stocks in response to the economic outlook and the anxiety in the overall market that is contributing to the current fluctuations. Therefore, we believe that with the heightened uncertainty attendant to prevailing volatile stock market conditions, the new issue discount continues to be highly relevant because of the risks and uncertainties associated with a new stock offering in the current market and warrants a downward adjustment.

Feldman Financial Advisors, Inc.

Adjustments Conclusion

It is our opinion that the Company’s pro forma market value should be discounted relative to the Comparative Group. Our conclusion is based on downward adjustments for earnings prospects related to its recent history of subpar returns and the new issue discount underlying current stock market conditions. Converting thrifts are often valued at meaningful discounts to peer trading companies relative to price-to-book value and price-to-tangible book value ratios. Due to initially low post-offering earnings from the re-investment of net offering proceeds at relatively low rates without the benefit of immediate leverage, resulting price-to-earnings ratios may reflect premiums to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 27 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of February 26, 2021.

As shown in Table 27, the median P/B ratio for the Comparative Group was 90.2%. Four members of the Comparative Group were valued at levels under book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 97.2%. Higher equity levels have a restraining impact on P/B and P/TB ratios because of the accompanying challenge to generate competitive ROE results on such excess capital. Among the Comparative Group members, FFBW, Inc. reported the highest equity capital ratio at 30.46% along with a P/B ratio of 85.4%. The median P/E ratio based on LTM earnings for the Comparative Group was 12.7x. On a core earnings basis, the median core P/E ratio of the Comparative Group was 13.2. Some companies within the Comparative Group and All Public Thrift aggregate generated P/E ratios that were either negative or distortedly high due to low levels of profitability, and their corresponding P/E ratios may be expressed as “NM” or non-meaningful.

Feldman Financial Advisors, Inc.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not as useful for companies reporting negative or low earnings.

The Company’s earnings for the LTM ended December 31, 2020 amounted to $749,000. On a pro forma basis, after making positive adjustments for re-investment of net offering proceeds and negative adjustments for expensing charges related to the implementation of various stock benefit plans, including the ESOP, restricted stock plan (“RSP”), and stock option plan, the Company’s pro forma earnings are reduced to a much lower level.

Based on our comparative financial and valuation analyses, we concluded that the Company should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 58.7% and 59.3%, respectively, for the Company, which reflects an aggregate midpoint of $36.5 million for the valuation range based on the assumptions summarized in Exhibit IV and including 50,000 of shares issued to the charitable foundation.

Feldman Financial Advisors, Inc.

Based on applicable appraisal guidelines, the resulting minimum value of $31.1 million reflects a 54.1% P/B ratio and the resulting maximum value of $41.9 million reflects a 62.7% P/B ratio. The adjusted maximum value, computed as an additional 15% approximately above the maximum, is positioned at $48.1 million and a P/B ratio of 66.5%. The pro forma minimum value of $31.1 million reflects a 54.7% P/TB ratio, the midpoint value of $36.5 million reflects a 59.3% P/TB ratio, the maximum value of $41.9 million reflects a 63.3% P/TB ratio, and the adjusted maximum value of $48.1 million, reflects a 67.2% P/TB ratio.

The Company’s pro forma P/B ratio of 62.7% at the maximum is slightly higher than the median pro forma P/B ratio of 59.6% reported for the four standard thrift conversion offerings that were completed in 2019 and 2020 as shown in Table 26. The Company’s pro forma P/TB ratio of 63.3% at the maximum is equal to the median pro forma P/TB ratio of 63.3% reported for this specific group of recent standard thrift conversion offerings.

The Company’s pro forma P/E ratios range from 76.9x at the minimum and 111.1x at the midpoint to 166.7x at the maximum and 250.0x at the adjusted maximum. The Comparative Group’s median P/E ratio was equal to 12.7x. The Company’s pro forma earnings levels are relatively low and significantly below the Comparative Group’s median results. As a result, the Company’s pro forma core P/E ratios are skewed upward by the low earnings base. Similarly, several of the Comparative Group companies with low core earnings results also displayed core P/E ratios that are distortedly high.

The Company’s pro forma minimum, midpoint, maximum, and adjusted maximum P/B ratios of 54.1%, 58.7%, 62.7%, and 66.5% reflect discounts of 40.0%, 34.9%, 30.5%, and 26.2%, respectively, to the Comparative Group median P/B ratio of 90.2%. The Company’s pro forma minimum, midpoint, maximum, and adjusted maximum P/TB ratios of 54.7%, 59.3%, 63.3%, and 67.2% reflect discounts of 43.7%, 39.0%, 34.9%, and 30.9%, respectively, to the Comparative Group median P/TB ratio of 97.2%.

Feldman Financial Advisors, Inc.

Based on the price-to-assets valuation metric, the Company’s pro forma midpoint of the valuation range at $36.5 million reflects a corresponding P/A ratio of 11.06%, ranging from 9.56% at the minimum valuation to 12.52% and 14.15% at the maximum and adjusted maximum, respectively. The Company’s solid capitalization level resulted in a midpoint P/A ratio of 11.06% versus the Comparative Group median of 10.11%.

While the Company’s pro forma P/B and P/TB ratios reflect material discounts to the Comparative Group and its pro forma P/E ratios represent significant premiums to the Comparative Group, the Company’s pro forma P/A ratios evidenced a discount to the Comparative Group median at the pro forma minimum value, but increasing levels of premiums at the pro forma midpoint, maximum, and adjusted maximum values.

The Company’s relatively strong pro forma P/A ratios reflect the substantial capital ratios evidenced by Texas Community Bancshares on a pro forma consolidated basis, which range from total equity-to-assets ratios of 17.68% at the minimum valuation and 18.85% at the midpoint valuation to 19.99% at the maximum valuation and 21.26% at the adjusted maximum valuation. Excluding intangible assets, the Company’s pro forma tangible equity-to-assets ratios ranged from 17.51% at the minimum valuation and 18.69% at the midpoint valuation to 19.83% at the maximum valuation and 21.11% at the adjusted maximum valuation.

Feldman Financial Advisors, Inc.

Valuation Conclusion

It is our opinion that, as of February 26, 2021, the estimated aggregate pro forma market value of the shares to be issued in the Conversion (including $500,000 in shares of common stock to be issued to the charitable foundation) equaled $36,500,000 at the midpoint. The minimum of the valuation range is $31,100,000 and the maximum of the valuation range is $41,900,000. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to an adjusted maximum value of $48,110,000 without a resolicitation.

Based on this valuation range, the offering range (excluding the $500,000 in shares of common stock to be issued to the charitable foundation) is as follows: $30,600,000 at the minimum (15% below the offering midpoint), $36,000,000 at the midpoint, $41,400,000 at the maximum (15% above the offering midpoint), and $47,610,000 at the adjusted maximum (15% above the offering maximum). Based on the $10.00 per share offering price as determined by the Board of Directors, the number of offering shares is as follows: 3,060,000 shares at the minimum, 3,600,000 shares at the midpoint, 4,140,000 shares at the maximum, and 4,761,000 shares at the adjusted maximum. Table 27 compares the Company’s pro forma market valuation ratios to the market valuation ratios of the Comparative Group.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the offering. Exhibit IV-2 displays the Company’s pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the valuation range. Exhibit IV-3 provides more detailed data and calculations at the pro forma midpoint level of the valuation range. Exhibit IV-4 compares the Company’s pro forma valuation ratios with the averages and medians reported by the Comparative Group.

Feldman Financial Advisors, Inc.

Table 27

Comparative Pro Forma Market Valuation Analysis

Based on Market Price Data as of February 26, 2021

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Texas Community Bancshares, Inc.(1)
Pro Forma Minimum	10.00	31.1	76.9	76.9	54.1	54.7	9.56	17.68	17.51	0.00
Pro Forma Midpoint	10.00	36.5	111.1	111.1	58.7	59.3	11.06	18.85	18.69	0.00
Pro Forma Maximum	10.00	41.9	166.7	166.7	62.7	63.3	12.52	19.99	19.83	0.00
Pro Forma Adj. Maximum	10.00	48.1	250.0	250.0	66.5	67.2	14.15	21.26	21.11	0.00

Comparative Group Average	NA	53.6	23.8	25.9	91.5	93.8	13.56	15.06	14.86	1.10
Comparative Group Median	NA	48.9	12.7	13.2	90.2	97.2	10.11	12.00	12.00	0.38

All Public Thrift Average(2)	NA	649.9	18.1	18.5	108.1	120.6	13.04	12.34	11.47	1.80
All Public Thrift Median(2)	NA	204.5	14.6	14.5	98.2	106.7	11.37	11.56	10.39	1.59

Comparative Group
CBM Bancorp, Inc.	14.65	50.4	73.3	88.3	102.2	102.2	23.43	22.94	22.94	0.00
Cincinnati Bancorp, Inc.	12.31	36.6	11.5	11.5	88.3	88.6	15.45	17.50	17.44	0.00
Elmira Savings Bank	14.76	52.0	12.4	12.4	85.6	107.5	8.07	9.43	7.66	4.07
FFBW, Inc.	11.37	80.9	43.7	45.5	85.4	85.4	23.86	30.46	30.38	0.00
HMN Financial, Inc.	19.95	95.1	9.0	9.0	92.1	92.9	10.46	11.35	11.27	0.00
Home Federal Bancorp, Inc.	30.90	47.4	11.4	11.8	101.4	101.4	9.75	9.61	9.61	2.14
HV Bancorp, Inc.	18.04	36.3	6.4	6.5	101.5	101.5	4.58	4.52	4.52	0.00
IF Bancorp, Inc.	21.05	64.0	12.9	14.0	80.3	80.3	9.56	11.90	11.90	1.43
Mid-Southern Bancorp, Inc.	15.85	47.3	41.7	44.8	102.7	102.7	21.37	20.82	20.82	0.76
WVS Financial Corp.	15.16	26.3	15.3	15.0	75.1	75.1	9.09	12.11	12.11	2.64

  (1) Pro forma ratios assume an estimated pro forma market value of $31.1 million at the minimum, $36.5 million at the midpoint, $41.9 million at the maximum, and $48.1 million at the adjusted maximum.

  (2) All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

  Source:  Mineola Community Mutual Holding Company; S&P Global Market Intelligence.

Feldman Financial Advisors, Inc.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years of experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, credit unions, insurance companies, and mortgage companies nationwide. The firm’s office is located outside of Washington, D.C. in McLean, Virginia.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelor’s and Master’s Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans, and fair value accounting analysis. Peter previously was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from The George Washington University.

I-1

Feldman Financial Advisors, Inc.

Exhibit II-1

Consolidated Balance Sheets

Mineola Community Mutual Holding Company

As of December 31, 2018 to 2020

(Dollars in Thousands)

	December 31,
	2020	2019	2018
Assets
Cash and due from banks	$5,968	$3,829	$4,189
Federal funds sold	2,105	1,701	6,476
Interest-bearing deposits in banks	14,015	19,060	13,839
Securities available for sale	12,966	10,715	14,120
Securities held to maturity	34,328	39,179	39,313
Loans receivable, net	213,239	177,202	158,563
Net investment in direct financing leases	32	50	67
Restricted investments	2,024	1,994	1,944
Premises and equipment, net	6,383	6,084	6,303
Bank-owned life insurance	5,908	5,787	4,688
Foreclosed assets	209	-	24
Core deposit intangible	661	794	926
Deferred income taxes	247	152	358
Accrued interest receivable and other assets	1,552	1,012	1,014
Total Assets	$299,638	$267,559	$251,822

Liabilities and Equity
Deposits:
Non-interest bearing accounts	$31,439	$24,128	$24,394
Interest-bearing accounts	203,701	180,096	173,268
Total Deposits	235,140	204,224	197,661

Federal Home Loan Bank advances	30,768	31,142	23,539
Other liabilities	1,791	1,139	858
Total Liabilities	267,699	236,505	222,058

Retained earnings	31,811	31,062	30,005
Accumulated other comprehensive income (loss)	128	(8)	(241)
Total Equity	31,939	31,054	29,763

Total Liabilities and Equity	$299,638	$267,559	$251,822

Source:  Mineola Community Mutual Holding Company, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-2

Consolidated Income Statements

Mineola Community Mutual Holding Company

For the Years Ended December 31, 2018 to 2020

(Dollars in Thousands)

	Year Ended
	December 31,
	2020	2019	2018
Total interest income	$10,802	$10,025	$8,314
Total interest expense	2,509	2,642	1,982
Net interest income	8,294	7,383	6,332

Provision for loan and lease losses	484	160	16
Net interest income after provision	7,809	7,223	6,316

Service charges on deposit accounts	562	602	536
Other service charges and fees	845	729	598
Net gain on securities transactions	-	68	-
Net gain on sale of foreclosed assets	-	96	166
Appreciation on bank-owned life insurance	121	103	103
Other income	29	27	73
Total non-interest income	1,557	1,625	1,476

Salaries and employee benefits	4,913	4,478	4,013
Occupancy and equipment expense	706	708	719
Data processing	871	715	585
Contract services	472	520	406
Director fees	268	252	239
Amortization expense	132	132	-
Other expense	1,062	755	842
Total non-interest expense	8,424	7,561	6,805

Income before income taxes	942	1,287	987
Income tax expense	193	230	156

Net income	$749	$1,057	$831

Source:  Mineola Community Mutual Holding Company, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-3

Loan Portfolio Composition

Mineola Community Mutual Holding Company

As of December 31, 2019 and 2020

(Dollars in Thousands)

	December 31,
	2020		2019
	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)
One- to four-family residential loans	$143,463	66.78	$127,733	71.62
Multi-family real estate loans	383	0.18	411	0.23
Construction and land loans	22,795	10.61	15,602	8.75
Commercial real estate loans	29,403	13.69	20,417	11.45
Farmland loans	5,616	2.61	5,140	2.88
Total real estate loans	201,660	93.87	169,303	94.92

Agriculture loans	358	0.17	722	0.40
Commercial business loans	4,593	2.14	3,978	2.23
Consumer and other loans	4,149	1.93	4,352	2.44
PPP loans	4,072	1.90	-	-

Total loans	214,832	100.00	178,355	100.00

Allowance for loan losses	(1,561)		(1,104)

Net loans	$213,271		$177,251

Source:  Mineola Community Mutual Holding Company, financial data.

Feldman Financial Advisors, Inc.

Exhibit II-4

Cash and Investments Composition

Mineola Community Mutual Holding Company

As of December 31, 2018 to 2020

(Dollars in Thousands)

	December 31,
	2020		2019		2018
	Amount	Percent	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)	(000s)	(%)
Cash and due from banks	$5,968	8.36	$3,829	5.01	$4,189	5.24
Federal funds sold	2,105	2.95	1,701	2.22	6,476	8.11
Interest-bearing time deposits	14,015	19.63	19,060	24.92	13,839	17.32
Total cash and cash equivalents	22,088	30.93	24,590	32.15	24,504	30.68

Available-for-sale securities:
Residential mortgage-backed	12,062	16.89	9,810	12.83	13,245	16.58
State and municipal	904	1.27	905	1.18	876	1.10
Total available-for-sale securities	12,966	18.16	10,715	14.01	14,120	17.68

Held-to-maturity securities:
Residential mortgage-backed	28,407	39.78	31,423	41.09	31,373	39.28
State and municipal	5,921	8.29	7,756	10.14	7,939	9.94
Total held-to-maturity securities	34,328	48.07	39,179	51.23	39,313	49.21

Other investments:
Federal Home Loan Bank stock	2,024	2.83	1,994	2.61	1,944	2.43

Total cash and investments	$71,406	100.00	$76,478	100.00	$79,880	100.00

Cash and equivalents to total assets	7.37%		9.19%		9.73%
Cash and investments to total assets	23.83%		28.58%		31.72%

Source:  Mineola Community Mutual Holding Company, financial data.

Feldman Financial Advisors, Inc.

Exhibit II-5

Deposit Account Composition

Mineola Community Mutual Holding Company

As of December 31, 2019 and 2020

(Dollars in Thousands)

	December 31,
	2020		2019
	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)
Non interest-bearing demand	$31,439	13.37	$24,128	11.82
Interest-bearing demand	58,695	24.95	45,072	22.07
Regulars savings accounts	59,140	25.15	49,103	24.04
Money market accounts	10,104	4.30	11,590	5.68
Total Non-certificates	159,378	67.78	129,893	63.60

Certificates of deposit:
Maturing in one year	45,248	19.23	46,633	22.82
Maturing in two years	16,048	6.81	15,637	7.65
Maturing in three years	11,863	5.05	9,329	4.57
Maturing in four years	1,981	0.84	916	0.45
Maturing in five years	622	0.26	1,816	0.89
Total Certificates	75,762	32.22	74,331	36.40

Total Deposits	$235,140	100.00	$204,224	100.00

Source:  Mineola Community Mutual Holding Company, financial data.

Feldman Financial Advisors, Inc.

Exhibit II-6

Borrowed Funds Composition

Mineola Community Mutual Holding Company

As of For the Years Ended December 31, 2019 and 2020

(Dollars in Thousands)

	As of or For the
	Year Ended December 31,
	2020	2019
Federal Home Loan Bank Advances

Balance outstanding at end of year	$30,768	$31,142

Average balance outstanding during the year	$32,738	$24,413

Weighted average interest rate during the year	2.11%	2.40%

Source:  Mineola Community Mutual Holding Company, financial data.

Feldman Financial Advisors, Inc.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/26/21	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
Affinity Bancshares, Inc.	GA	AFBI	888	8.92	6.93	0.32	2.55	11.24	77.3	43.2	20.0	107.4	141.3	9.58	0.00
Axos Financial, Inc.	NV	AX	14,393	8.95	8.18	1.59	16.93	46.27	2,732.0	13.4	12.5	212.3	234.2	18.99	0.00
Broadway Financial Corporation	CA	BYFC	499	9.89	9.89	(0.03)	(0.26)	1.97	36.9	NM	NA	111.9	111.9	11.06	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,607	13.29	13.16	0.64	4.69	13.31	1,799.8	30.3	29.5	144.7	146.4	19.23	2.55
Carver Bancorp, Inc.	NY	CARV	686	6.76	6.76	(0.74)	(9.86)	10.06	32.4	NM	NM	106.7	106.7	4.52	0.00
CBM Bancorp, Inc.	MD	CBMB	232	22.94	22.94	0.32	1.27	14.65	50.4	73.3	88.3	102.2	102.2	23.43	0.00
Cincinnati Bancorp, Inc.	OH	CNNB	237	17.50	17.44	1.36	9.46	12.31	36.6	11.5	11.5	88.3	88.6	15.45	0.00
Elmira Savings Bank	NY	ESBK	645	9.43	7.66	0.64	6.95	14.76	52.0	12.4	12.4	85.6	107.5	8.07	4.07
ESSA Bancorp, Inc.	PA	ESSA	1,869	10.39	9.69	0.79	7.77	15.71	158.4	10.8	10.8	87.6	94.6	9.10	2.80
FFBW, Inc.	WI	FFBW	339	30.46	30.38	0.62	2.14	11.37	80.9	43.7	NA	85.4	85.4	23.86	0.00
First Northwest Bancorp	WA	FNWB	1,654	11.27	11.27	0.72	5.79	16.28	154.3	14.8	19.5	89.5	89.5	10.08	1.47
Flagstar Bancorp, Inc.	MI	FBC	31,038	7.09	6.62	2.00	26.22	43.39	2,284.7	4.6	4.5	103.8	111.8	7.36	0.55
FS Bancorp, Inc.	WA	FSBW	2,113	10.88	10.59	2.02	18.74	60.63	260.2	6.8	6.9	111.7	115.3	12.16	1.72
Generations Bancorp NY, Inc.	NY	GBNY	368	8.10	7.68	0.37	4.67	9.80	24.1	17.8	27.8	81.1	85.8	6.57	0.00
HarborOne Bancorp, Inc.	MA	HONE	4,484	15.53	14.11	1.05	6.55	11.95	650.7	14.6	14.2	98.2	109.9	15.25	1.00
Hingham Institution for Savings	MA	HIFS	2,857	10.25	10.25	1.88	18.96	242.38	518.2	10.4	11.9	176.9	176.9	18.14	0.78
HMN Financial, Inc.	MN	HMNF	910	11.35	11.27	1.21	10.56	19.95	95.1	9.0	NA	92.1	92.9	10.46	0.00
Home Federal Bancorp, Inc. of Louisiana	LA	HFBL	535	9.61	9.61	0.93	9.30	30.90	47.4	11.4	11.8	101.4	101.4	9.75	2.14
HV Bancorp, Inc.	PA	HVBC	862	4.52	4.52	1.23	16.90	18.04	36.3	6.4	NA	101.5	101.5	4.58	0.00
IF Bancorp, Inc.	IL	IROQ	713	11.90	11.90	0.70	6.06	21.05	64.0	12.9	14.0	80.3	80.3	9.56	1.43
Kearny Financial Corp.	NJ	KRNY	7,335	14.89	NA	0.73	4.66	11.35	923.2	18.6	17.6	88.3	111.8	13.14	3.17
Meridian Bancorp, Inc.	MA	EBSB	6,620	11.61	11.32	1.01	8.76	16.75	841.2	13.0	13.7	114.2	117.6	13.26	2.39
Mid-Southern Bancorp, Inc.	IN	MSVB	235	20.82	20.82	0.55	2.39	15.85	47.3	41.7	44.8	102.7	102.7	21.37	0.76
New York Community Bancorp, Inc.	NY	NYCB	56,306	12.15	8.19	0.94	7.62	12.21	5,664.2	12.0	12.1	89.4	144.8	10.15	5.57
Northfield Bancorp, Inc.	NJ	NFBK	5,515	13.67	13.01	0.70	5.07	13.69	714.8	18.0	15.8	94.8	100.4	12.96	3.21
Northwest Bancshares, Inc.	PA	NWBI	13,806	11.14	8.48	0.58	4.72	14.12	1,793.5	22.8	17.7	116.6	157.8	12.99	5.38
PCSB Financial Corporation	NY	PCSB	1,790	15.05	14.75	0.55	3.50	16.16	241.9	25.7	25.5	96.6	98.9	14.53	0.99
Provident Bancorp, Inc.	MA	PVBC	1,506	15.66	15.66	0.89	5.05	12.25	209.5	18.6	16.2	98.9	98.9	15.50	0.98
Provident Financial Holdings, Inc.	CA	PROV	1,171	10.68	10.68	0.47	4.34	15.75	117.2	21.9	21.9	93.8	93.8	10.01	3.56
Provident Financial Services, Inc.	NJ	PFS	12,920	12.54	9.26	0.86	6.49	20.23	1,540.6	14.6	14.1	96.9	136.1	12.15	4.55
Prudential Bancorp, Inc.	PA	PBIP	1,193	11.00	10.52	0.73	6.76	13.55	108.4	12.8	24.7	82.6	86.8	9.08	2.07

III-1

Feldman Financial Advisors, Inc.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/26/21	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Randolph Bancorp, Inc.	MA	RNDB	721	13.84	NA	2.89	22.54	19.90	102.3	5.2	4.8	109.6	NA	15.17	0.00
Riverview Bancorp, Inc.	WA	RVSB	1,436	10.57	8.81	0.74	6.61	6.60	147.5	15.0	14.8	97.1	118.8	10.27	3.03
Severn Bancorp, Inc.	MD	SVBI	953	11.51	11.41	0.76	6.21	8.20	105.1	15.8	15.6	95.8	96.8	11.03	2.44
Spirit of Texas Bancshares, Inc.	TX	STXB	3,085	11.69	9.09	1.12	8.97	20.76	354.6	11.7	10.4	98.3	130.2	11.49	1.73
Sterling Bancorp, Inc.	MI	SBT	3,914	8.17	8.17	(0.35)	(3.85)	5.14	256.9	NM	NA	80.4	80.4	6.56	0.00
Territorial Bancorp Inc.	HI	TBNK	2,111	11.78	11.78	0.89	7.55	24.58	223.9	12.2	13.0	94.0	94.0	11.08	3.74
Timberland Bancorp, Inc.	WA	TSBK	1,588	12.17	11.24	1.69	13.63	27.75	230.9	9.3	9.2	119.4	130.7	14.53	3.03
Triumph Bancorp, Inc.	TX	TBK	5,936	12.24	9.34	1.18	9.67	76.70	1,892.4	30.3	37.5	279.8	387.8	32.38	0.00
TrustCo Bank Corp NY	NY	TRST	5,902	9.63	9.62	0.94	9.47	6.88	663.5	12.7	12.9	116.8	116.9	11.24	3.96
Waterstone Financial, Inc.	WI	WSBF	2,185	18.91	18.89	3.77	20.62	19.43	460.2	5.9	5.7	118.0	118.2	22.31	4.12
Western New England Bancorp, Inc.	MA	WNEB	2,366	9.58	8.99	0.48	4.86	8.01	199.6	17.8	16.9	89.3	95.9	8.56	2.50
WSFS Financial Corporation	DE	WSFS	14,334	12.48	8.94	0.86	6.18	53.14	2,537.8	23.4	26.4	141.6	205.6	17.70	0.90
WVS Financial Corp.	PA	WVFC	317	12.11	12.11	0.50	4.81	15.16	26.3	15.3	15.0	75.1	75.1	9.09	2.64

Average			5,186	12.34	11.47	0.93	7.77	NA	649.9	18.1	18.5	108.1	120.6	13.04	1.80
Median			1,722	11.56	10.39	0.77	6.52	NA	204.5	14.6	14.5	98.2	106.7	11.37	1.59

(1) Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source:  S&P Global Market Intelligence.

III-2

Feldman Financial Advisors, Inc.

Exhibit IV-1

Pro Forma Assumptions for the Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.36%, which represented the yield on five-year U.S. Treasury securities at December 31, 2020. The effective income tax rate was assumed to be 21.0%, resulting in a net after-tax yield of 0.28%.

3.	The Company intends to establish and fund a new charitable foundation as part of the Conversion and offering. Assuming regulatory approval and the approval of the members of the Company are received, the Company intends to contribute to the charitable foundation $75,000 in cash and 50,000 shares of common stock, for an aggregate contribution of $575,000 based on the $10.00 per share offering price.

4.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Stock Holding Company. No re-investment is assumed on proceeds used to fund the ESOP.

5.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

6.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $2.69 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25% were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

7.	The fair value of stock options has been estimated at $2.69 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 0.93%; and a volatility rate of 18.68% based on an index of publicly traded thrift institutions.

8.	Fixed offering expenses are estimated at $1.1 million. As an additional variable component of offering expenses, sales commission expenses paid to the marketing agent equal 1.00% of the amount of stock sold in the offering, excluding shares purchased by the ESOP and purchased by directors, officers, employees and their associates (currently estimated at $3.4 million in aggregate purchases of common stock)

9.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

10.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.

Exhibit IV-2

Mineola Community Mutual Holding Company

Pro Forma Conversion Valuation Range

Historical Financial Data as of December 31, 2020

(Dollars in Thousands, Except Per Share Data)

	MINIMUM	MIDPOINT	MAXIMUM	ADJ. MAXIMUM
Total shares outstanding	3,110,000	3,650,000	4,190,000	4,811,000
Shares sold in the offering	3,060,000	3,600,000	4,140,000	4,761,000
Shares issued to charitable foundation	50,000	50,000	50,000	50,000
Offering price	$10.00	$10.00	$10.00	$10.00
Pro forma market value	$31,100	$36,500	$41,900	$48,110
Gross offering proceeds	$30,600	$36,000	$41,400	$47,610
Less:estimated offering expenses	(1,369)	(1,419)	(1,469)	(1,526)
Net offering proceeds	29,231	34,581	39,931	46,084
Less:cash contribution to foundation	(75)	(75)	(75)	(75)
Less:ESOP purchase	(2,488)	(2,920)	(3,352)	(3,849)
Less:RSP purchase	(1,244)	(1,460)	(1,676)	(1,924)
Net investable proceeds	$25,424	$30,126	$34,828	$40,236
Net income - year ended 12/31/20	$749	$749	$749	$749
Pro forma income on net proceeds	72	86	99	114
Pro forma ESOP adjustment	(98)	(115)	(132)	(152)
Pro forma RSP adjustment	(197)	(231)	(265)	(304)
Pro forma option adjustment	(159)	(186)	(214)	(245)
Pro forma net income	$367	$303	$237	$162
Pro forma earnings per share	$0.13	$0.09	$0.06	$0.04
Core earnings - LTM ended 12/31/20	$749	$749	$749	$749
Pro forma income on net proceeds	72	86	99	114
Pro forma ESOP adjustment	(98)	(115)	(132)	(152)
Pro forma RSP adjustment	(197)	(231)	(265)	(304)
Pro forma option adjustment	(159)	(186)	(214)	(245)
Pro forma core earnings	$367	$303	$237	$162
Pro forma core earnings per share	$0.13	$0.09	$0.06	$0.04
Total equity - 12/31/20	$31,939	$31,939	$31,939	$31,939
Net offering proceeds	29,231	34,581	39,931	46,084
Plus:common stock issued to foundation	500	500	500	500
Less:charitable contribution expense, net	(454)	(454)	(454)	(454)
Less:ESOP purchase	(2,488)	(2,920)	(3,352)	(3,849)
Less:RSP purchase	(1,244)	(1,460)	(1,676)	(1,924)
Pro forma total equity	$57,484	$62,186	$66,888	$72,296
Pro forma book value	$18.48	$17.04	$15.96	$15.03
Tangible equity - 12/31/20	$31,278	$31,278	$31,278	$31,278
Net offering proceeds	29,231	34,581	39,931	46,084
Plus:common stock issued to foundation	500	500	500	500
Less:charitable contribution expense, net	(454)	(454)	(454)	(454)
Less:ESOP purchase	(2,488)	(2,920)	(3,352)	(3,849)
Less:RSP purchase	(1,244)	(1,460)	(1,676)	(1,924)
Pro forma tangible equity	$56,823	$61,525	$66,227	$71,635
Pro forma tangible book value	$18.27	$16.86	$15.81	$14.89
Total assets - 12/31/20	$299,638	$299,638	$299,638	$299,638
Net offering proceeds	29,231	34,581	39,931	46,084
Plus:common stock issued to foundation	500	500	500	500
Less:charitable contribution expense, net	(454)	(454)	(454)	(454)
Less:ESOP purchase	(2,488)	(2,920)	(3,352)	(3,849)
Less:RSP purchase	(1,244)	(1,460)	(1,676)	(1,924)
Pro forma total assets	$325,182	$329,885	$334,587	$339,995
Pro Forma Ratios:
Price / Book Value	54.11%	58.69%	62.66%	66.53%
Price / Tangible Book Value	54.73%	59.31%	63.25%	67.16%
Price / LTM EPS	76.92 x	111.11 x	166.67 x	250.00 x
Price / Core EPS	76.92 x	111.11 x	166.67 x	250.00 x
Price / Total Assets	9.56%	11.06%	12.52%	14.15%
Total Equity / Assets	17.68%	18.85%	19.99%	21.26%
Tangible Equity / Assets	17.51%	18.69%	19.83%	21.11%

Feldman Financial Advisors, Inc.

Exhibit IV-3

Pro Forma Conversion Valuation Analysis at the Midpoint

Mineola Community Mutual Holding Company

Historical Financial Data as of December 31, 2020

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$749,000
Core earnings -- LTM	Y	749,000
Net worth	B	31,939,000
Tangible net worth	B	31,278,000
Total assets	A	299,638,000
Expenses in conversion	X	1,419,050
Other proceeds not reinvested	O	4,380,000
ESOP purchase	E	2,920,000
ESOP expense (pre-tax)	F	145,570
RSP purchase	M	1,460,000
RSP expense (pre-tax)	N	292,405
Stock option expense (pre-tax)	Q	196,370
Cash contribution to foundation	C	75,000
Stock contribution to foundation	K	500,000
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.28%
Tax rate	T	21.00%
Shares for EPS	S	92.40%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	111.1	x
Price / Core EPS	P/E	111.1	x
Price / Book Value	P/B	58.7%
Price / Tangible Book	P/TB	59.3%
Price / Assets	P/A	11.06%

Pro Forma Calculation at Midpoint Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$36,500,000	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$36,500,000	[Core earnings]
	1 - (P/E / S) * R

V =	P/B * (B + K - X - E - M - (C+K)*(1-T)))	=	$36,500,000	[Book value]
	1 - P/B
V =	P/TB * (B + K - X - E - M - (C+K)*(1-T)))	=	$36,500,000	[Tangible book]
	1 - P/TB

V =	P/A * (A + K - X - E - M - (C+K)*(1-T))	=	$36,500,000	[Total assets]
	1 - P/A

Pro Forma Offering Range					Offering Range	Foundation Stock	Valuation Range
Minimum =	$36,000,000	x	0.85	=	$30,600,000	$500,000	$31,100,000
Midpoint =	$36,000,000	x	1.00	=	$36,000,000	$500,000	$36,500,000
Maximum =	$36,000,000	x	1.15	=	$41,400,000	$500,000	$41,900,000
Adj. Max =	$41,400,000	x	1.15	=	$47,610,000	$500,000	$48,110,000

Feldman Financial Advisors, Inc.

 Exhibit IV-4

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of February 26, 2021

		Mineola
		Community	Comparative		All Public
Valuation		Holding	Group		Thrifts (1)
Ratio	Symbol	Company	Average	Median	Average	Median
Price / LTM EPS	P/E		23.8	12.7	18.1	14.6
Minimum	(x)	76.9	223.8%	507.7%	325.5%	428.5%
Midpoint		111.1	367.7%	777.7%	514.6%	663.4%
Maximum		166.7	601.6%	1216.6%	822.0%	1045.2%
Adjusted Maximum		250.0	952.3%	1874.9%	1282.9%	1617.7%

Price / Core EPS	P/E		25.9	13.2	18.5	14.5
Minimum	(x)	76.9	197.2%	483.0%	316.4%	430.4%
Midpoint		111.1	329.3%	742.1%	501.4%	666.1%
Maximum		166.7	543.9%	1163.1%	802.1%	1049.2%
Adjusted Maximum		250.0	865.9%	1794.7%	1253.2%	1623.8%

Price / Book Value	P/B		91.5	90.2	108.1	98.2
Minimum	(%)	54.1	-40.8%	-40.0%	-50.0%	-44.9%
Midpoint		58.7	-35.8%	-34.9%	-45.7%	-40.3%
Maximum		62.7	-31.5%	-30.5%	-42.1%	-36.2%
Adjusted Maximum		66.5	-27.2%	-26.2%	-38.5%	-32.3%

Price / Tangible Book	P/TB		93.8	97.2	120.6	106.7
Minimum	(%)	54.7	-41.6%	-43.7%	-54.6%	-48.7%
Midpoint		59.3	-36.7%	-39.0%	-50.8%	-44.4%
Maximum		63.3	-32.5%	-34.9%	-47.5%	-40.7%
Adjusted Maximum		67.2	-28.4%	-30.9%	-44.3%	-37.1%

Price / Total Assets	P/A		13.56	10.11	13.04	11.37
Minimum	(%)	9.56	-29.5%	-5.4%	-26.7%	-15.9%
Midpoint		11.06	-18.4%	9.5%	-15.2%	-2.7%
Maximum		12.52	-7.7%	23.9%	-4.0%	10.2%
Adjusted Maximum		14.15	4.3%	40.0%	8.5%	24.5%

(1) Excludes companies subject to mutual holding company ownership or pending acquisition.

IV-4